      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 1995

                                                     REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

        UTILICORP CAPITAL L.P.                   UTILICORP UNITED INC.
(Exact name of Registrant as specified  (Exact name of Registrant as specified
            in its charter)                         in its charter)
               DELAWARE                                DELAWARE
    (State or other jurisdiction of         (State or other jurisdiction of
    incorporation or organization)          incorporation or organization)
              43-1711107                              44-0541877
 (I.R.S. Employee Identification No.)    (I.R.S. Employer Identification No.)
       C/O RICHARD C. GREEN, JR.                 RICHARD C. GREEN, JR.
         UTILICORP UNITED INC.                   UTILICORP UNITED INC.
 911 MAIN, KANSAS CITY, MISSOURI 64105   911 MAIN, KANSAS CITY, MISSOURI 64105
             816-421-6600                            816-421-6600
(Name, address, including zip code, and (Name, address, including zip code, and telephone number, including area code,  telephone number, including area code,
  of Registrant's principal executive     of Registrant's principal executive
    offices and agent for service)          offices and agent for service)

                           --------------------------

                          COPIES OF CORRESPONDENCE TO:

       DENNIS P. WILBERT, ESQ.                ROBERT W. MULLEN, JR., ESQ.
      BLACKWELL SANDERS MATHENY             MILBANK, TWEED, HADLEY & MCCLOY
        WEARY & LOMBARDI L.C.                   1 CHASE MANHATTAN PLAZA
         TWO PERSHING SQUARE                   NEW YORK, NEW YORK 10005
          2300 MAIN STREET
     KANSAS CITY, MISSOURI 64108

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED
                                                                          MAXIMUM          PROPOSED
                                                                          OFFERING         MAXIMUM
                                                        AMOUNT TO          PRICE          AGGREGATE        AMOUNT OF
              TITLE OF EACH CLASS OF                        BE              PER            OFFERING       REGISTRATION
           SECURITIES TO BE REGISTERED                 REGISTERED (1)   UNIT (1)(2)(3)   PRICE (1)(2)(3)    FEE (1)
UtiliCorp Capital L.P. Preferred Securities.......
UtiliCorp United Inc. Junior Subordinated
 Debentures.......................................
UtiliCorp United Inc. Guarantee with
 respect to UtiliCorp Capital L.P.
 Preferred Securities (4).........................
    Total.........................................     $100,000,000         100%         $100,000,000       $34,483

(1) There are being registered hereunder such presently indeterminate number of Preferred Securities of UtiliCorp Capital L.P. with an aggregate initial offering price not to exceed $100,000,000, plus an indeterminate principal amount of Junior Subordinated Debentures of UtiliCorp United Inc. with an aggregate principal amount not to exceed $100,000,000 as may be distributed upon a dissolution of UtiliCorp Capital L.P., and the distribution of the assets of UtiliCorp Capital L.P., which would include such Junior Subordinated Debentures for which no separate consideration will be received. Pursuant to Rule 457(o) under the Securities Act of 1933 which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.
(2)  Estimated solely for the purpose of determining the registration fee.
(3)  Exclusive of accrued interest and dividends, if any.
(4) No separate consideration will be received for the UtiliCorp United Inc. Guarantee.

                           --------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 11, 1995

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED            , 1995
                              PREFERRED SECURITIES

                             UTILICORP CAPITAL L.P.
       % CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES, SERIES A (MIPS-SM-*)
              (LIQUIDATION PREFERENCE $25 PER PREFERRED SECURITY)
      GUARANTEED TO THE EXTENT THE ISSUER HAS FUNDS AS SET FORTH HEREIN BY

                             UTILICORP UNITED INC.
                         -----------------------------

    The % Cumulative Monthly Income Preferred Securities, Series A (the "Series A Preferred Securities"), representing the limited partner interests offered hereby are being issued by UtiliCorp Capital L.P., a limited partnership formed under the laws of the State of Delaware ("UtiliCorp Capital"). UtiliCorp United Inc., a Delaware corporation, ("UtiliCorp") is the general partner in UtiliCorp Capital. UtiliCorp Capital exists for the sole purpose of issuing its partnership interests and investing the proceeds thereof in debt securities of UtiliCorp. The limited partner interests represented by the Series A Preferred Securities will have a preference with respect to cash distributions and amounts payable on liquidation over the general partner's interest in UtiliCorp Capital.

    Holders  of the  Series A Preferred  Securities will be  entitled to receive
cumulative cash distributions  at an annual  rate of       % of the  liquidation
preference of $25 per Series A Preferred Security, accruing from the date of original issuance and payable monthly in arrears on the last day of each
calendar  month of each  year, commencing              , 1995 ("dividends"). The
payment of dividends, out of moneys held by UtiliCorp Capital, and payments on liquidation of UtiliCorp Capital or the redemption of Series A Preferred Securities, as set forth below, are guaranteed by UtiliCorp to the extent described herein and in the accompanying Prospectus (the "Guarantee"). See "Description of the Guarantee" in the accompanying Prospectus. If UtiliCorp fails to make interest payments on its debt securities purchased by UtiliCorp Capital, UtiliCorp Capital will have insufficient funds to pay dividends on the Series A Preferred Securities. The Guarantee does not cover payment of dividends when UtiliCorp Capital does not have sufficient funds to pay such dividends. In such event, the remedy of a holder of Series A Preferred Securities is to enforce the rights of UtiliCorp Capital under the debt securities purchased by UtiliCorp Capital from UtiliCorp.

    The Series A Preferred Securities are redeemable at the option of  UtiliCorp
Capital,  in whole or in part, from time to time, on or after            , 2000,
at $25 per Series A Preferred Security plus accrued and unpaid dividends thereon to the date fixed for redemption (the "Redemption Price"). See "Description of the Series A Preferred Securities -- Optional Redemption".

    In addition, upon the occurrence of certain special events arising from a change in law or a change in legal interpretation, the Series A Preferred Securities are redeemable in whole at the Redemption Price at the option of UtiliCorp, in its capacity as the general partner of UtiliCorp Capital (the "General Partner"), or the General Partner may dissolve UtiliCorp Capital and cause to be distributed to the holders of the Series A Preferred Securities, on
a  pro rata  basis,       % Junior Subordinated  Deferrable Interest Debentures,
Series A of UtiliCorp (the "Series A Junior Subordinated Debentures"), having the terms described herein, in lieu of any cash distribution. If the Series A Junior Subordinated Debentures are distributed to the holders of the Series A Preferred Securities, UtiliCorp will use its best efforts to have the Series A Junior Subordinated Debentures listed on the New York Stock Exchange or on such other exchange as the Series A Preferred Securities are then listed. The obligations of UtiliCorp under the Series A Junior Subordinated Debentures are subordinated and junior in right of payment to Senior Indebtedness (as defined in the accompanying Prospectus) of UtiliCorp. At March 31, 1995, Senior Indebtedness of UtiliCorp aggregated approximately $1,239.7 million. Senior Indebtedness includes only indebtedness of UtiliCorp on an unconsolidated basis. See "Description of the Series A Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Series A Junior Subordinated Debentures".

    In the event of the dissolution of UtiliCorp Capital, the holders of the Series A Preferred Securities will be entitled to receive for each Series A Preferred Security a liquidation preference of $25 plus accrued and unpaid dividends thereon to the date of payment, subject to certain limitations, unless, in connection with such dissolution, Series A Junior Subordinated Debentures are distributed to the holders of the Series A Preferred Securities. See "Description of the Series A Preferred Securities -- Liquidation Distribution Upon Dissolution".
                         -----------------------------

    SEE "INVESTMENT CONSIDERATIONS" FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SERIES A PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS ON THE SERIES A PREFERRED SECURITIES AND THE SERIES A JUNIOR SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.
                         -----------------------------

    Application will be made to list the Series A Preferred Securities on the New York Stock Exchange.
                         -----------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
      OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
         STATE  SECURITIES  COMMISSION  PASSED  UPON  THE  ACCURACY  OR
         ADEQUACY OF THIS
              PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH  IT
              RELATES.
                    ANY  REPRESENTATION TO THE  CONTRARY IS A
                               CRIMINAL OFFENSE.
                         -----------------------------

                                                  INITIAL PUBLIC          UNDERWRITING             PROCEEDS TO
                                                OFFERING PRICE (1)       COMMISSION (2)      UTILICORP CAPITAL (3)(4)
                                               ---------------------  ---------------------  ------------------------
Per Series A Preferred Security..............       $                               (3)            $
Total........................................       $                               (3)            $

- -----------------
(1)   Plus accrued dividends, if any, from the date of original issuance.
(2) UtiliCorp Capital and UtiliCorp have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(3) In view of the fact that the proceeds of the sale of the Series A Preferred Securities will ultimately be invested in Series A Junior Subordinated Debentures, the Underwriting Agreement provides that UtiliCorp will pay to the Underwriters, as compensation ("Underwriters' Compensation") for their arranging the investment therein of such
      proceeds,  $         per Series A Preferred  Security (or $         in the
      aggregate); provided, that such compensation will be $         per  Series
      A Preferred Security sold to certain institutions. Therefore, to the extent that Series A Preferred Securities are sold to such institutions, the actual amount of Underwriters' Compensation will be less than the amount specified in the preceding sentence. See "Underwriting".
(4)   Expenses of the offering which are  payable by UtiliCorp are estimated  to
      be $         .

                         -----------------------------

    The Series A Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, and subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series A Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or
about           , 1995.
- -----------------
*MIPS is a servicemark of Goldman, Sachs & Co.
                         -----------------------------
GOLDMAN, SACHS & CO.                                           SMITH BARNEY INC.
                           DEAN WITTER REYNOLDS INC.
                                                        PAINEWEBBER INCORPORATED
                               -----------------

           The date of this Prospectus Supplement is          , 1995.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                              --------------------

                             UTILICORP CAPITAL L.P.

    UtiliCorp  Capital  is  a limited  partnership  which was  formed  under the
Delaware Revised Uniform Limited Partnership Act (the "Partnership Act") by filing a certificate of limited partnership with the Delaware Secretary of State on May 3, 1995. The initial partners in UtiliCorp Capital are UtiliCorp, as general partner, and UCU Finance Corp., a Delaware corporation and a wholly-owned subsidiary of UtiliCorp ("UCU Finance"), as limited partner. Upon the issuance of the Series A Preferred Securities, which securities represent limited partner interests in UtiliCorp Capital, UCU Finance will remain as a limited partner, but will have no interest in the profits and dividends or in the assets of UtiliCorp Capital. The General Partner will agree to contribute capital to the extent required to maintain its capital at an amount equal to at least 3% of the total capital contributions to UtiliCorp Capital. UtiliCorp and UCU Finance entered into an agreement of limited partnership dated as of May 1, 1995. Such agreement of limited partnership will be amended and restated in its entirety (as so amended and restated, the "Limited Partnership Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part.

    UtiliCorp Capital is managed by the General Partner and exists for the sole purpose of issuing its partnership interests and investing the proceeds thereof in junior subordinated debentures of UtiliCorp ("Junior Subordinated Debentures") and investing the proceeds of the capital contribution of the General Partner in debt securities of UtiliCorp or U.S. Government Obligations (as defined in the Limited Partnership Agreement) with maturities no greater than, and having a ranking not subordinate to, the Junior Subordinated Debentures to which such capital contribution relates. The rights of the holders of the Series A Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Limited Partnership Agreement and the Partnership Act. See "Description of the Series A Preferred Securities".

                             UTILICORP UNITED INC.

    UtiliCorp is a public utility company which supplies electric and gas utility service through its seven operating divisions, Missouri Public Service, Peoples Natural Gas, Kansas Public Service, Northern Minnesota Utilities, Michigan Gas Utilities, West Virginia Power and WestPlains Energy, and through a Canadian subsidiary, West Kootenay Power, Ltd. UtiliCorp also holds a 33% interest through a majority-owned subsidiary in a New Zealand electric distribution company. The Company has two non-regulated subsidiaries, Aquila Energy Corporation and UtilCo Group Inc., which own utility and energy related assets and engage in energy related businesses.

    The utility businesses of UtiliCorp are seasonal, with electric revenues peaking in the summer and gas revenues peaking in the winter.

    UtiliCorp is actively seeking expansion through the prudent acquisition of utility and other energy related properties, including electric and gas operating utilities, interests in electric generating assets, natural gas gathering systems and proven reserves.

                           INVESTMENT CONSIDERATIONS

    Prospective purchasers of Series A Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

    SUBORDINATION OF GUARANTEE AND SERIES A JUNIOR SUBORDINATED DEBENTURES. UtiliCorp's obligations under the Guarantee are subordinate and junior in right of payment to all other liabilities of UtiliCorp. The obligations of UtiliCorp under the Series A Junior Subordinated Debentures described under "Description of the Series A Junior Subordinated Debentures" are subordinate and junior in right of payment to Senior Indebtedness of UtiliCorp. At March 31, 1995, Senior Indebtedness of UtiliCorp aggregated approximately $1,239.7 million. Senior Indebtedness includes only indebtedness of UtiliCorp on an unconsolidated basis. There are no terms in the Series A Preferred Securities, the Series A Junior Subordinated Debentures or the Guarantee that limit UtiliCorp's ability to incur additional indebtedness, including indebtedness that ranks senior to the Series A Junior Subordinated Debentures and the Guarantee. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Junior Subordinated Debentures -- Subordination" in the accompanying Prospectus.

    OPTION TO EXTEND INTEREST PAYMENT PERIOD. UtiliCorp has the right under the Indenture to extend the interest payment period from time to time on the Series A Junior Subordinated Debentures to a period not exceeding 60 consecutive months, and, as a consequence, monthly dividends on the Series A Preferred Securities would be deferred (but would continue to accrue with interest thereon) by UtiliCorp Capital during any such extended interest payment period. In the event that UtiliCorp exercises this right, UtiliCorp may not declare or pay dividends on, or redeem, purchase or acquire, any of its capital stock. Prior to the termination of any such extension period, UtiliCorp may further extend the interest payment period, provided that such extension period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any extension period and the payment of all amounts then due, UtiliCorp may select a new extension period, subject to the above requirements. UtiliCorp Capital and UtiliCorp believe that the extension of a payment period on the Series A Junior Subordinated Debentures is unlikely. See "Description of the Series A Preferred Securities -- Dividends" and "Description of the Series A Junior Subordinated Debentures -- Option to Extend Interest Payment Period".

    Should an extended interest payment period occur, UtiliCorp Capital will continue to accrue income for United States federal income tax purposes which will be allocated, but not distributed, to holders of record of Series A Preferred Securities. As a result, such a holder will include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash from UtiliCorp Capital related to such income if such a holder disposes of his or her Series A Preferred Securities prior to the record date for payment of dividends. See "United States Taxation -- Potential Extension of Interest Payment Period".

    SPECIAL EVENT REDEMPTION OR DISTRIBUTION. Upon the occurrence of a Special Event (as defined herein), the General Partner will elect to either (i) redeem the Series A Preferred Securities in whole or (ii) dissolve UtiliCorp Capital and cause Series A Junior Subordinated Debentures to be distributed to the holders of the Series A Preferred Securities in connection with the liquidation of UtiliCorp Capital. The Series A Junior Subordinated Debentures will initially be issued at face value as a Global Security (as defined herein) and will be unlimited in aggregate principal amount. In the case of a Tax Event (as defined herein), the General Partner may also elect to cause the Series A Preferred Securities to remain outstanding. See "Description of the Series A Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Series A Junior Subordinated Debentures -- General".

    Under current United States federal income tax law, such a distribution would not be a taxable event to holders of the Series A Preferred Securities. Under a change in law, a change in legal interpretation or the other circumstances giving rise to a Special Event, however, the dissolution could be a taxable event to holders of the Series A Preferred Securities. In the judgment of special tax counsel to UtiliCorp and UtiliCorp Capital, the series of events which would result in the recognition of taxable gain by holders of the Series A Preferred Securities, by reason of a dissolution of UtiliCorp Capital in response to a Special Event, is unlikely to occur. There can be no assurance in this regard, however. See "United States Taxation -- Receipt of Series A Junior Subordinated Debentures Upon Liquidation of UtiliCorp Capital".

    REPLACEMENT OF UTILICORP CAPITAL WITH A TRUST. Subject to certain conditions, UtiliCorp Capital has the right to replace UtiliCorp Capital with a trust as the issuing vehicle. In the event such replacement is made, investors' rights in the successor securities will remain materially unchanged; however, investors will receive for tax reporting purposes a Form-1099 instead of a Form K-1. It is expected that the Series A Preferred Securities will be listed as an equity security on the New York Stock Exchange irrespective of whether the replacement is made. Accordingly, the Series A Preferred Securities are expected to trade "flat"; thus, purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Series A Preferred Securities that is not included in the trading price. However, if the replacement is made, for United States Federal income tax purposes, interest on the Series A Preferred Securities will be included in income as it accrues (regardless of the method of accounting otherwise used), rather than when it is allocated or paid. See "Description of the Series A Preferred Securities -- Merger, Consolidation or Amalgamation of UtiliCorp Capital", "United States Taxation -- Income from Series A Preferred Securities" and "United States Taxation -- Potential Extension of Interest Payment Period".

                              RECENT DEVELOPMENTS

    On March 29, 1995, the Federal Energy Regulatory Commission (the "FERC") issued a Notice of Proposed Rulemaking on Open Transmission Access (the "Open Access NOPR"). The Open Access NOPR sets forth the FERC's proposal to encourage greater competition in the wholesale electric power market by requiring all public utilities subject to the FERC's jurisdiction, such as UtiliCorp, to provide transmission service to themselves and to third parties on comparable terms.

    The proposed FERC rule requires, among other things, that utilities subject to FERC jurisdiction (i) file tariffs under which they will provide transmission service to third parties, (ii) offer transmission service to eligible customers comparable to the service that they provide to themselves and (iii) take service under the tariffs for their own wholesale sales and purchases of electric energy. If the rules proposed in the Open Access NOPR were to become effective, their implementation would result in extensive, although not unexpected, changes in electric power markets. While UtiliCorp continues to study the Open Access NOPR rules, UtiliCorp cannot accurately predict the exact nature of such rules, the time at which such rules will become effective, nor the ultimate impact such rules will have on UtiliCorp. UtiliCorp has been openly in favor of an orderly transition to competitive electric markets.

            SUMMARY FINANCIAL AND OPERATING INFORMATION OF UTILICORP

    The selected data presented below under the captions "Income Statement Data" for each of the years in the three-year period ended December 31, 1994 and "Balance Sheet Data" as of the end of each of such years has been derived from the books, records and the consolidated financial statements of UtiliCorp, which have been audited by Arthur Andersen LLP, independent public accountants. The selected data presented below under the captions "Income Statement Data" for each of the years in the two-year period ended December 31, 1991 and "Balance Sheet Data" as of the end of each of such years has been derived from the books, records and the consolidated financial statements of UtiliCorp, which have been audited by predecessor, independent public accountants. The selected data presented below as of and for each of the three month periods ended March 31, 1995 and 1994 has been derived from the books, records and the consolidated financial statements of UtiliCorp, which have not been audited. The consolidated financial statements as of December 31, 1994, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1994, and the independent auditors' report thereon, and the consolidated financial statements as of and for each of the three month periods ended March 31, 1995 and 1994, have been incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. This financial information should be read in conjunction with such consolidated financial statements and notes thereto.

                                                                      YEARS ENDED DECEMBER 31,
                                                     ----------------------------------------------------------
                                                        1994        1993        1992        1991        1990
                                                     ----------  ----------  ----------  ----------  ----------
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues...........................................  $  1,514.6  $  1,571.6  $  1,298.9  $  1,075.2  $    883.5
Income from Operations(1)(3).......................       230.5       152.2       169.0       196.0       134.6
Net Income(2)......................................        94.4        86.4        52.9        77.6        50.4
Earnings Available for Common Shares(5)............        91.4        79.5        46.0        69.8        42.5
Primary Earnings per Common Share(5)...............        2.08        1.95        1.32        2.37        1.77
Fully Diluted Earnings per Common Share............        2.06        1.92        1.31        2.27        1.72
Cash Dividends Paid per Common Share...............        1.70        1.62        1.60        1.54        1.46

BALANCE SHEET DATA:
Total Assets(4)....................................  $  3,111.1  $  2,850.5  $  2,552.8  $  2,387.3  $  1,823.2
Short-Term Debt (including Current Maturities).....       321.2        71.8       236.8       114.5        60.4
Long-Term Debt.....................................       976.9     1,009.7       890.8       928.1       667.6
Preference and Preferred Stock(5)..................        25.4        83.9        95.1        97.1        97.2
Common Shareholders' Equity........................       906.8       851.7       661.1       660.7       477.5

                                                                                              THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                             ---------------------
                                                                                                1995       1994
                                                                                             ----------  ---------
                                                                                                  (UNAUDITED)
INCOME STATEMENT DATA:
Revenues...................................................................................  $    463.8  $   497.3
Income from Operations.....................................................................        82.3       83.6
Net Income.................................................................................        32.2       39.0
Earnings Available for Common Shares.......................................................        31.7       37.4
Primary Earnings per Common Share..........................................................         .71        .88
Fully Diluted Earnings per Common Share....................................................         .70        .85
Cash Dividends Paid per Common Share.......................................................         .43        .42

BALANCE SHEET DATA:
Total Assets...............................................................................  $  3,174.8
Short-Term Debt (including Current Maturities).............................................       361.9
Long-Term Debt.............................................................................       977.8
Preference and Preferred Stock.............................................................        25.4
Common Shareholders' Equity................................................................       923.3

- ------------
(1) In 1993, UtiliCorp recorded a $69.8 million restructuring charge relating to the disposal of selected gas sales contracts, impairment of certain offshore assets and other restructuring costs.

(2) In 1993, Aquila Gas Pipeline Corporation ("AGP"), an indirect subsidiary of the Company, completed an initial public offering and sale of 5.4 million shares of common stock. This transaction resulted in a non-taxable gain of $47.8 million.

(3) In 1992, the Company recognized a $17.7 million charge related to improper payments made by former employees of Aquila Energy Resources.

(4) In September 1991, the Company acquired the electric utility properties of Centel Corporation for approximately $235.2 million including liabilities assumed. Also in September 1991, the Company exercised its option to purchase the remaining 51% partnership interest in a gas transmission and gathering network in which the Company previously owned a 49% interest. These assets now primarily comprise AGP.

(5) In 1994, 2.8 million shares of $1.775 Series Cumulative Convertible Preference Stock were converted into approximately 2.7 million shares of common stock. The remaining shares (approximately 0.1 million) were redeemed on May 26, 1994 at a price of $21.60 per share.

                          CAPITALIZATION OF UTILICORP

    The following table sets forth the consolidated short-term obligations and capitalization of UtiliCorp as of March 31, 1995, and as adjusted to reflect the application of the estimated net proceeds from the sale of the Series A Preferred Securities. See "Use of Proceeds".

                                                                                              MARCH 31, 1995
                                                                                         -------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                         ----------  -------------
                                                                                               (IN MILLIONS)
Short-term Obligations, including Current Maturities...................................  $    361.9    $

Preference Stock.......................................................................        25.0         25.0

Preferred Stock of Subsidiaries........................................................         0.4

Long-Term Debt.........................................................................       977.8        977.8

Common Shareholders' Equity:
  Common Stock.........................................................................        44.9         44.9
  Premium on Capital Stock.............................................................       776.7        776.7
  Retained Earnings....................................................................       118.7        118.7
  Treasury Stock.......................................................................        (2.3)        (2.3)
  Currency Translation Adjustment......................................................       (14.7)       (14.7)
                                                                                         ----------  -------------
    Total Shareholders' Equity.........................................................       923.3        923.3
                                                                                         ----------  -------------
    Total Capitalization (excluding Short-Term Obligations)............................  $  1,926.5    $

                                USE OF PROCEEDS

    The proceeds from the sale of the Series A Preferred Securities will be invested in the Series A Junior Subordinated Debentures issued pursuant to the Indenture described herein, and ultimately will be used by UtiliCorp to reduce outstanding short-term debt previously incurred for construction and acquisitions and for general corporate purposes. At March 31, 1995, the Company had outstanding short-term borrowings (excluding current maturities of long-term debt) of $229.4 million with a weighted average interest rate of 6.58%.

    As discussed under "UtiliCorp United Inc." in the accompanying Prospectus, UtiliCorp is actively seeking to make acquisitions of utility and other energy related properties. Such acquisitions, if made, may require additional permanent financings. The nature and amount of such financings will depend on, among other things, market conditions at the time of the financings.

                DESCRIPTION OF THE SERIES A PREFERRED SECURITIES

GENERAL

    All of the partnership interests in UtiliCorp Capital, other than the Series A Preferred Securities offered hereby, are owned directly or indirectly by UtiliCorp. The Limited Partnership Agreement authorizes and creates the Series A Preferred Securities, which represent limited partner interests in UtiliCorp Capital (the "Preferred Securities"). Preferred Securities may be issued from time to time in one or more series as described in the accompanying Prospectus. The limited partner interests represented by the Series A Preferred Securities will have a preference with respect to dividends and amounts payable on liquidation over the General Partner's interest in UtiliCorp Capital. The
Limited  Partnership Agreement  does not  permit the  issuance of  any Preferred
Securities ranking, as to participation in profits and dividends and in the assets of UtiliCorp Capital, senior or junior to the Series A Preferred Securities or the incurrence of any indebtedness by UtiliCorp Capital. The summary of certain terms and provisions of the Series A Preferred Securities set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Limited Partnership Agreement and the Partnership Act.

DIVIDENDS

    The dividends payable on each Series A Preferred Security will be fixed at a
rate  per annum  of         %  of the  stated liquidation preference  of $25 per
Preferred Security.  Dividends in  arrears for  more than  one month  will  bear
interest  thereon at the rate per annum of       % thereof. The term "dividends"
as used herein includes any such interest payable unless otherwise stated. The amount of dividends payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

    Dividends on the Series A Preferred Securities will be cumulative, will accrue from the date of initial issuance and will be payable monthly in arrears,
on  the last day of each calendar month of  each year, commencing              ,
1995, when, as and if available and determined to be so payable by UtiliCorp, as the General Partner, except as otherwise described below. UtiliCorp has the right under the Indenture to extend the interest payment period from time to time on the Series A Junior Subordinated Debentures to a period not exceeding 60 consecutive months, and, as a consequence, monthly dividends on the Series A Preferred Securities would be deferred (but would continue to accrue with interest) by UtiliCorp Capital during any such extended interest payment period. In the event that UtiliCorp exercises this right, UtiliCorp may not declare or pay dividends on, or redeem, purchase or acquire, any of its capital stock. Prior to the termination of any such extension period, UtiliCorp may further extend the interest payment period, provided that such extension period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any extension period and the payment of all amounts then due, UtiliCorp may select a new extension period, subject to the above requirements. See "Description of the Series A Junior Subordinated Debentures -- Interest" and "-- Option to Extend Interest Payment Period".

    Dividends on the Series A Preferred Securities must be paid on the dates payable to the extent that UtiliCorp Capital has (i) funds legally available for the payment of such dividends and (ii) cash on hand sufficient to permit such payments. It is anticipated that UtiliCorp Capital's earnings available for distribution to the holders of Series A Preferred Securities will be limited to payments under the Series A Junior Subordinated Debentures in which UtiliCorp Capital will invest the proceeds from the issuance and sale of the Series A Preferred Securities and to earnings, if any, on any notes or other evidences of indebtedness issued by UtiliCorp and held by UtiliCorp Capital to evidence any borrowing by UtiliCorp from UtiliCorp Capital of an amount up to the amount of UtiliCorp's capital contribution to UtiliCorp Capital. See "Description of the Series A Junior Subordinated Debentures". The payment of dividends, out of moneys held by UtiliCorp Capital, are guaranteed by UtiliCorp as set forth under "Description of the Guarantee" in the accompanying Prospectus.

    Dividends on the Series A Preferred Securities will be payable to the holders thereof as they appear on the books and records of UtiliCorp Capital on the relevant record dates, which, as long as the Series A Preferred Securities remain in book-entry-only form, will be one Business Day (as defined below) prior to the relevant payment dates. Subject to any applicable laws and regulations and the provisions of the Limited Partnership Agreement, each such payment will be made as described under "Book-Entry-Only Issuance -- The Depository Trust Company" below. In the event the Series A Preferred Securities shall not continue to remain in book-entry-only form, the General Partner shall have the right to select relevant record dates which shall be more than one Business Day prior to the relevant payment dates. In the event that any date on which dividends are payable on the Series A Preferred Securities is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

CERTAIN RESTRICTIONS ON UTILICORP CAPITAL

    If dividends have not been paid in full on the Series A Preferred Securities, UtiliCorp Capital shall not:

         (i) pay, or set aside for payment, any dividends on any other series of Preferred Securities, unless the amount of any dividends declared on any other series of Preferred Securities is paid on such other series of Preferred Securities and the Series A Preferred Securities on a pro rata basis on the date such dividends are paid on such other series of Preferred Securities, so that

           (x) the aggregate amount of dividends paid on the Series A Preferred Securities bears to the aggregate amount of dividends paid on such other series of Preferred Securities the same ratio as

           (y) the aggregate of all accrued and unpaid dividends in respect of the Series A Preferred Securities bears to the aggregate of all accrued and unpaid dividends in respect of such other series of Preferred Securities; or

        (ii)   redeem,  purchase  or  otherwise   acquire  any  other  Preferred
    Securities;

until, in each case, such time as all accrued and unpaid dividends on the Series A Preferred Securities shall have been paid in full for all dividend periods terminating on or prior to, in the case of clause (i), such payment and, in the case of clause (ii), the date of such redemption, purchase or acquisition.

    As of the date of this Prospectus Supplement, there are no series of Preferred Securities outstanding.

OPTIONAL REDEMPTION

    The Series A Preferred Securities are redeemable, at the option of UtiliCorp
Capital, in whole or in part, from time to time, on or after             , 2000,
upon not less than 30 nor more than 60 days' notice, at the Redemption Price. In the event that fewer than all the outstanding Series A Preferred Securities are to be so redeemed, the Series A Preferred Securities to be redeemed will be selected as described under "Book-Entry-Only Issuance -- The Depository Trust Company" below. If a partial redemption would result in the delisting of the Series A Preferred Securities, UtiliCorp Capital may only redeem the Series A Preferred Securities in whole.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

    If a Tax Event or an Investment Company Event (each, as defined below, and, each, a "Special Event") shall occur and be continuing, the General Partner shall elect to either (i) redeem the Series A Preferred Securities in whole (and not in part), upon not less than 30 or more than 60 days' notice at the Redemption Price within 90 days following the occurrence of such Special Event; provided, that, if at the time there is available to the General Partner the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on UtiliCorp Capital or UtiliCorp, the General Partner will pursue such measure in lieu of redemption, or (ii) dissolve UtiliCorp Capital and after satisfaction of creditors as required by the Partnership Act, cause Series A Junior Subordinated Debentures to be distributed to the holders of the Series A Preferred Securities in liquidation of UtiliCorp Capital, within 90 days following the occurrence of such Special Event. In the case of a Tax Event, the General Partner may also elect to cause the Series A Preferred Securities to remain outstanding.

    "Tax Event" means that the General Partner shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after such date) or (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that
differs from the  generally accepted position  on                 , 1995,  which
amendment  or change  is effective  or such  interpretation or  pronouncement is
announced on or after               , 1995, there is more than an  insubstantial
risk that (i) UtiliCorp Capital is subject to federal income tax with respect to interest received on the Series A Junior Subordinated Debentures, (ii) interest payable to UtiliCorp Capital on the Series A Junior Subordinated Debentures will not be deductible for federal income tax purposes or (iii) UtiliCorp Capital is subject to more than a DE MINIMIS amount of other taxes, duties or other governmental changes.

    "Investment Company Event" means the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that UtiliCorp Capital is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which
Change  in 1940  Act Law becomes  effective on or  after                 , 1995;
provided, that no Investment Company Event shall be deemed to have occurred if the General Partner obtains a written opinion of nationally recognized independent counsel experienced in practice under the 1940 Act to the effect that the General Partner has successfully issued an additional or supplemental irrevocable and unconditional guarantee (x) of accrued and unpaid dividends (whether or not determined to be paid out of moneys legally available therefor) on the Series A Preferred Securities and (y) of the full amount of the Liquidation Distribution (as hereinafter defined) on the Series A Preferred Securities upon a liquidation of UtiliCorp Capital (regardless of the amount of assets of UtiliCorp Capital otherwise available for distribution in such liquidation) to avoid such Change in 1940 Act Law so that in the opinion of such counsel, notwithstanding such Change in 1940 Act Law, UtiliCorp Capital is not required to be registered as an "investment company" within the meaning of the 1940 Act.

    After the date fixed for any distribution of Series A Junior Subordinated Debentures, upon dissolution of UtiliCorp Capital, (i) the Series A Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company (the "Depository" or "DTC") or its nominee, as the record holder of the Series A Preferred Securities, will receive a registered global certificate or certificates representing the Series A Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Series A Preferred Securities not held by DTC or its nominee will be deemed to represent Series A Junior Subordinated Debentures having a principal amount equal to the aggregate of the stated liquidation preference of, and accrued and unpaid dividends on, such Series A Preferred Securities until such certificates are presented to UtiliCorp or its agent for transfer or reissuance.

MANDATORY REDEMPTION

    Upon the repayment of the Series A Junior Subordinated Debentures at maturity (or any new Junior Subordinated Debentures replacing the Series A Junior Subordinated Debentures as contemplated by the following sentence), the proceeds from such repayment will be applied to redeem the Series A Preferred Securities, in whole, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. Notwithstanding the foregoing, the Series A Preferred Securities will not be redeemed if (i) in lieu of repaying the Series A Junior Subordinated Debentures when due, UtiliCorp is permitted by UtiliCorp Capital to exchange such Series A Junior Subordinated Debentures for new Junior Subordinated Debentures or (ii) UtiliCorp repays such Series A Junior
Subordinated Debentures when due but is permitted by UtiliCorp Capital to reborrow the proceeds from such repayment which reborrowing will be evidenced by new Junior Subordinated Debentures; PROVIDED, that UtiliCorp Capital will only permit UtiliCorp to so exchange the Series A Junior Subordinated Debentures for new Junior Subordinated Debentures or reborrow the proceeds from the repayment thereof if UtiliCorp Capital owns all of such Series A Junior Subordinated Debentures and the following conditions are satisfied (which satisfaction, in the case of clauses (f) through (j), shall be determined in the judgment of the General Partner and UtiliCorp Capital's financial advisor, selected by the General Partner and who shall not be affiliated with the General Partner and shall be among the 30 largest investment banking firms, measured by total capital, in the United States at the time): (a) UtiliCorp is not bankrupt, insolvent or in liquidation, (b) UtiliCorp is not in default in the payment of any interest or principal under any of the Junior Subordinated

Debentures, (c) UtiliCorp has made timely payments on all Series A Junior Subordinated Debentures being exchanged or repaid for the immediately preceding 24 months (and has not elected to extend any interest payment period for such Series A Junior Subordinated Debentures during such 24 month period), (d) such new loan will mature no later than the 49th anniversary of the date of the initial issuance of the Series A Junior Subordinated Debentures, (e) UtiliCorp Capital is not in arrears on payments of dividends on any Preferred Securities,
(f) UtiliCorp is expected to be able to make timely payment of principal and interest on such new loan, (g) such new loan is being made on terms, and under circumstances, that are consistent with those which a lender would then require for a loan to an unrelated party, (h) such new loan is being made at a rate of interest sufficient to provide payments equal to or greater than the amount of dividend payments required on the Series A Preferred Securities, (i) such new loan is being made for a term that is consistent with market circumstances and UtiliCorp's financial condition and (j) immediately prior to the making of such new loan, the senior unsecured long-term debt of UtiliCorp is (or if no such debt is outstanding, would be) rated not less than BBB- (or the equivalent) by Standard & Poor's Corporation or Baa3 (or the equivalent) by Moody's Investors Service, Inc. and the subordinated unsecured long-term debt of UtiliCorp (or, if more than one issue of such subordinated debt is outstanding, the most junior of such issues) is (or if no such debt is outstanding, would be) rated not less than BBB- (or the equivalent) by Standard & Poor's Corporation and Baa3 by Moody's Investors Service, Inc. (or if either of such rating organizations is not then rating UtiliCorp's senior or subordinated unsecured long-term debt, as the case may be, the equivalent of such ratings by any other "nationally recognized statistical rating organization" as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g) under the Securities Act of 1933, as amended).

REDEMPTION PROCEDURES

    UtiliCorp Capital may not redeem fewer than all the outstanding Series A Preferred Securities unless all accrued and unpaid dividends have been paid on all Series A Preferred Securities for all monthly dividend periods terminating on or prior to the date of redemption.

    If UtiliCorp Capital gives a notice of redemption in respect of Series A Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York time, on the redemption date, UtiliCorp Capital will irrevocably deposit with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred Securities. See "Book-Entry-Only Issuance -- The Depository Trust Company". If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of such Series A Preferred Securities so called for redemption will cease, except the right of the holders of such Series A Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Series A Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series A Preferred Securities is improperly withheld or refused and not paid either by UtiliCorp Capital or by UtiliCorp pursuant to the Guarantee described under "Description of the Guarantee" in the accompanying Prospectus, dividends on such Series A Preferred Securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

    Subject to the foregoing and applicable law (including, without limitation, United Sates federal securities laws), UtiliCorp or its subsidiaries may at any time and from time to time purchase outstanding Series A Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary dissolution, winding-up or termination of UtiliCorp Capital, the holders of the Series A Preferred
Securities  at   the   time  will   be   entitled   to  receive   out   of   the
assets of UtiliCorp Capital available for distribution to partners after satisfaction of liabilities of creditors as required by the Partnership Act, before any distribution of assets is made to the General Partner, but together with the holders of every other series of Preferred Securities outstanding, an amount equal to, in the case of holders of Series A Preferred Securities, the aggregate of the stated liquidation preference of $25 per Series A Preferred Security and accrued and unpaid dividends thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such dissolution, winding-up or termination, the Limited Partnership Agreement otherwise provides or Series A Junior Subordinated Debentures in an aggregate principal amount equal to the Liquidation Distribution have been distributed on a pro rata basis to the holders of the Series A Preferred Securities.

    If, upon any such dissolution, the Liquidation Distribution can be paid only in part because UtiliCorp Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution and the aggregate maximum liquidation distributions on any other series of Preferred Securities, then the amounts payable directly by UtiliCorp Capital on the Series A Preferred Securities and on such other series of Preferred Securities shall be paid on a pro rata basis, so that

         (i)   the  aggregate  amount   paid  in  respect   of  the  Liquidation
    Distribution bears to the aggregate amount paid as liquidation distributions on the other series of Preferred Securities the same ratio as

        (ii) the  aggregate  Liquidation  Distribution bears  to  the  aggregate
    maximum   liquidation  distributions  on  the   other  series  of  Preferred
    Securities.

    Pursuant to the Limited Partnership Agreement, UtiliCorp Capital shall be dissolved and its affairs shall be wound up: (i) on December 31, 2094, the expiration of the term of UtiliCorp Capital, (ii) upon the bankruptcy of the General Partner, (iii) upon the assignment by the General Partner of its entire interest in UtiliCorp Capital when the assignee is not admitted to UtiliCorp Capital as a general partner of UtiliCorp Capital in accordance with the Limited Partnership Agreement, or the filing of a certificate of dissolution or its equivalent with respect to the General Partner, or the revocation of the General Partner's charter and the expiration of 90 days after the date of notice to the General Partner of revocation without a reinstatement of its charter, or any other event occurs which causes the General Partner to cease to be a general partner of UtiliCorp Capital under the Partnership Act, unless the business of UtiliCorp Capital is continued in accordance with the Partnership Act, (iv) in accordance with the provisions of the Limited Partnership Agreement and the Series A Preferred Securities, (v) upon the entry of a decree of a judicial dissolution or (vi) upon the written consent of all partners of UtiliCorp Capital.

MERGER, CONSOLIDATION OR AMALGAMATION OF UTILICORP CAPITAL
    UtiliCorp Capital shall not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. UtiliCorp may, without the consent of any person, including the holders of the Preferred Securities, cause UtiliCorp Capital to consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a limited partnership or a trust (including a business trust) organized as such under the laws of any state of the United States of America; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of UtiliCorp Capital with respect to the Preferred Securities (with such changes as are appropriate to reflect the legal status of such successor entity as a trust in the case that such successor entity is a trust) or (y) substitutes for the Preferred Securities other securities (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits and dividends or in the assets of the successor entity, at least as high as the Preferred Securities rank with respect to participation in the profits and dividends or in the assets of UtiliCorp Capital, (ii) UtiliCorp expressly acknowledges such successor entity as the holder of the Junior Subordinated Debentures, (iii) the Preferred Securities or the Successor Securities are listed, or will be listed on notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities or the Successor Securities to be downgraded by any nationally recognized statistical rating organization as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act of 1933, as amended, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the material powers, preferences and other special rights of holders of Preferred Securities or the Successor Securities in any material respect under the documents governing the Preferred Securities or the Successor Securities (a merger, consolidation, amalgamation with or into, or the replacement by, or conveyance, transfer or lease to, a trust, together with such changes as the General Partner determines are necessary or appropriate to reflect such merger, consolidation, amalgamation with or into, replacement by, or conveyance, transfer or lease to, a trust not being deemed for this purpose as having any adverse effect on the material powers, preferences and other special rights of the holders of the Preferred Securities or the Successor Securities in any material respect), (vi) such successor entity has a purpose substantially identical to that of UtiliCorp Capital (with such changes as are necessary or appropriate to reflect the legal status of such successor entity as a trust in the case that such successor entity is a trust) and (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, UtiliCorp has received an opinion of nationally recognized independent counsel to UtiliCorp Capital experienced in such matters to the effect that (x) such successor entity will be treated as either a partnership or a grantor trust for federal income tax purposes (y) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, UtiliCorp and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company, and (z) such merger, consolidation amalgamation, replacement, conveyance, transfer or lease will not cause the holders of the Preferred Securities or the Successor Securities to be generally liable for the debts, obligations or liabilities of UtiliCorp Capital or the successor entity; provided, however, that if such successor entity is a trust, such merger, consolidation, amalgamation with or into, replacement by, or conveyance, transfer or lease to, such trust will be effective only on the last record date for the payment of dividends on the Preferred Securities in any year. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Limited Partnership Agreement, subject to the satisfaction of the foregoing conditions, UtiliCorp may, without the consent of any person, including the holders of the Preferred Securities, (i) form or cause to be formed a successor entity and contribute or cause to be contributed the Junior Subordinated Debentures (and any rights to receive interest payments on such Subordinated Debentures) to the successor entity in exchange for all of the equity or beneficial interests in the successor entity, and (ii) dissolve UtiliCorp Capital and, after satisfaction of liabilities to creditors as required by the Partnership Act, cause the equity or beneficial interests in the successor entity to be distributed to UtiliCorp and the holders of each series of Preferred Securities in liquidation of such holders' respective interests in UtiliCorp Capital. UtiliCorp Capital may, without the consent of any person, including holders of the Preferred Securities, take any other action having similar consequences to the foregoing. Notwithstanding any other provision of the Limited Partnership Agreement, in the event that UtiliCorp Capital is replaced by, or conveys, transfers or leases its properties and assets substantially as an entirety to a limited partnership or a trust as permitted by the foregoing, UtiliCorp Capital shall be discharged of all responsibilities to holders of the Preferred Securities under the Limited Partnership Agreement and the Preferred Securities and the holders of the Preferred Securities shall cease to be limited partners of UtiliCorp Capital and shall cease to have an interest in UtiliCorp Capital.

VOTING RIGHTS
    Except as provided below and under "Description of the Guarantee -- Amendments and Assignment" in the accompanying Prospectus and as otherwise required by law and the Limited Partnership Agreement, the holders of the Series A Preferred Securities will have no voting rights.

    If (i) UtiliCorp Capital fails to pay dividends in full on the Series A Preferred Securities for 18 consecutive monthly dividend periods; (ii) an Event of Default (as defined in the Indenture) occurs and is continuing on the Series A Junior Subordinated Debentures; or (iii) UtiliCorp is in default on any of its payment or other obligations under the Guarantee (as described under "Description of the Guarantee -- Certain Covenants of UtiliCorp" in the accompanying Prospectus), then the holders of the Series A Preferred Securities, together with the holders of any other series of Preferred Securities having the right to vote for the appointment of a special representative of UtiliCorp Capital and the limited partners (a "Special Representative") in such event, acting as a single class, will be entitled by the majority vote of such holders to appoint and authorize a Special Representative to enforce UtiliCorp Capital's creditor rights under the Series A Junior Subordinated Debentures, to enforce the rights of the holders of the Series A Preferred Securities under the Guarantee and to enforce the rights of the holders of the Series A

Preferred Securities to receive dividends on the Series A Preferred Securities. The Special Representative shall not, by virtue of acting in such capacity, be admitted as a general partner in UtiliCorp Capital or otherwise be deemed to be a general partner in UtiliCorp Capital and shall have no liability for the debts, obligations or liabilities of UtiliCorp Capital. For purposes of determining whether UtiliCorp Capital has failed to pay dividends in full for 18 consecutive monthly dividend periods, dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative dividends have been or contemporaneously are paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Not later than 30 days after such right to appoint a Special Representative arises, the General Partner will convene a meeting for the purpose of appointing a Special Representative. If the General Partner fails to convene such meeting within such 30-day period, the holders of 10% in liquidation preference of the outstanding Preferred Securities will be entitled to convene such meeting. The provisions of the Limited Partnership Agreement relating to the convening and conduct of the meetings of the partners will apply with respect to any such meeting. Any Special Representative so appointed shall cease to be a Special Representative of UtiliCorp Capital and the limited partners if UtiliCorp Capital (or UtiliCorp pursuant to the Guarantee) shall have paid in full all accrued and unpaid dividends on the Preferred Securities or such default or breach, as the case may be, shall have been cured, and UtiliCorp, in its capacity as the General Partner shall continue the business of UtiliCorp Capital without dissolution. Notwithstanding the appointment of any such Special Representative, UtiliCorp shall continue as General Partner and shall retain all rights under the Indenture, including the right to extend the interest payment period from time to time to a period not exceeding 60 consecutive months as provided under "Description of the Series A Junior Subordinated Debentures -- Option to Extend Interest Payment Period".

    If any proposed amendment to the Limited Partnership Agreement provides for, or the General Partner otherwise proposes to effect, (i) any action which would adversely affect the powers, preferences or special rights of the Series A Preferred Securities, whether by way of amendment to the Limited Partnership Agreement or otherwise (including, without limitation, the authorization or issuance of any limited partner interests in UtiliCorp Capital ranking, as to participation in the profits and dividends or in the assets of UtiliCorp Capital, senior to the Series A Preferred Securities), or (ii) the dissolution, winding-up or termination of UtiliCorp Capital, other than (x) in connection with the distribution of Series A Junior Subordinated Debentures upon the occurrence of a Special Event or (y) as described under "Merger, Consolidation or Amalgamation of UtiliCorp Capital" above, then the holders of outstanding Series A Preferred Securities will be entitled to vote on such amendment or proposal of the General Partner (but not on any other amendment or proposal) as a class with all other holders of series of Preferred Securities similarly affected, and such amendment or proposal shall not be effective except with the approval of the holders of 66 2/3% in liquidation preference of such outstanding Preferred Securities having a right to vote on the matter; provided, however, that no such approval shall be required if the dissolution, winding-up or termination of UtiliCorp Capital is proposed or initiated pursuant to the Limited Partnership Agreement or upon the initiation of proceedings, or after proceedings have been initiated, for the dissolution, winding-up, liquidation or termination of UtiliCorp.

    The rights attached to the Series A Preferred Securities will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation of, any further limited partner interests of UtiliCorp Capital ranking PARI PASSU with the Series A Preferred Securities with regard to participation in the profits and dividends or in the assets of UtiliCorp Capital. Holders of Series A Preferred Securities have no preemptive rights.

    So long as any Series A Junior Subordinated Debentures are held by UtiliCorp Capital, the General Partner shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or executing any trust or power conferred on the Trustee with respect to such series, (ii) waive any past default which is waivable under Section [6.06] of the Indenture,
(iii) exercise any right to rescind or annul a declaration that the principal of all the Series A Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least 66 2/3% in liquidation preference of all series of Preferred Securities affected thereby, acting as a single class; provided, however, that where a consent under the Indenture would require the consent of each holder affected thereby, no such consent shall be given by the General

Partner without the prior consent of each holder of all series of Preferred Securities affected thereby. The General Partner shall not revoke any action previously authorized or approved by a vote of any series of Preferred Securities. The General Partner shall notify all holders of the Series A
Preferred Securities of any notice of default received from the Trustee with respect to the Series A Junior Subordinated Debentures.

    Any required approval of holders of Series A Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the partners in UtiliCorp Capital or pursuant to written consent. UtiliCorp Capital will cause a notice of any meeting at which holders of Series A Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Series A Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and
(iii) instructions for the delivery of proxies or consents.

    No vote or consent of the holders of Series A Preferred Securities will be required for UtiliCorp Capital to redeem and cancel Series A Preferred Securities in accordance with the Limited Partnership Agreement.

    Notwithstanding that holders of Series A Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Series A Preferred Securities and any other series of Preferred Securities that are entitled to vote or consent with such Series A Preferred Securities as a single class at such time that are owned by UtiliCorp or any entity owned more than 50% by UtiliCorp, either directly or indirectly, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

    Holders of the Series A Preferred Securities will have no rights to remove or replace the General Partner.

BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY
    DTC will act as securities depository for the Series A Preferred Securities. The Series A Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Series A Preferred Security certificates will be issued, representing in the aggregate the total number of Series A Preferred Securities, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. (the "New York Stock Exchange"), the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Series A Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series A Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Series A Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series A Preferred Securities. Transfers of ownership interests in the Series A Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series A Preferred Securities, except in the event that use of the book-entry system for the Series A Preferred Securities is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the Series A Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Series A Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Series A Preferred Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

    Although voting with respect to the Series A Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Series A Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to UtiliCorp Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series A Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Dividend payments on the Series A Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, UtiliCorp Capital or UtiliCorp, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to DTC is the responsibility of UtiliCorp Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the Series A Preferred Securities at any time by giving reasonable notice to UtiliCorp Capital. Under such circumstances, in the event that a successor securities depository is not obtained, Series A Preferred Security certificates are required to be printed and delivered. Additionally, UtiliCorp Capital (with the consent of UtiliCorp) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Series A Preferred Securities will be printed and delivered. In each of the above circumstances, the General Partner will appoint a paying agent with respect to the Series A Preferred Securities.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that UtiliCorp Capital believes to be reliable, but UtiliCorp Capital takes no responsibility for the accuracy thereof.

REGISTRAR AND TRANSFER AGENT

    UMB Bank, N.A. will act as registrar and transfer agent for the Series A Preferred Securities.

    Registration of transfers of Series A Preferred Securities will be effected without charge by or on behalf of UtiliCorp Capital, but upon payment (with the giving of such indemnity as UtiliCorp Capital or UtiliCorp may require) in respect of any tax or other government charges which may be imposed in relation to it.

    UtiliCorp Capital will not be required to register or cause to be registered the transfer of Series A Preferred Securities after such Series A Preferred Securities have been called for redemption.

MISCELLANEOUS

    Application will be made to list the Series A Preferred Securities on the New York Stock Exchange.

    The General Partner is authorized and directed to conduct its affairs and to operate UtiliCorp Capital in such a way that UtiliCorp Capital will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for federal income tax purposes and so that the Series A Junior Subordinated Debentures will be treated as indebtedness of UtiliCorp for federal income tax purposes. In this connection, the General Partner is authorized to take any action, not inconsistent with applicable law, the certificate of limited partnership or the Limited Partnership Agreement, that the General Partner determines in its discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect the interests of the holders of the Series A Preferred Securities.

           DESCRIPTION OF THE SERIES A JUNIOR SUBORDINATED DEBENTURES

    Set forth below is a description of the specific terms of the Series A Junior Subordinated Debentures in which UtiliCorp Capital will invest with the proceeds of the issuance and sale of the Series A Preferred Securities. This description supplements the description of the general terms and provisions of the Junior Subordinated Debentures set forth in the accompanying Prospectus under the caption "Description of the Junior Subordinated Debentures". The following description does not purport to be complete and is qualified in its entirety by reference to the description in the accompanying Prospectus and the
Indenture, dated as of             , 1995, between UtiliCorp and UMB Bank, N.A.,
as Trustee, as supplemented and amended by a First Supplemental Indenture, dated
as  of                , 1995 (the Indenture, as  so supplemented and amended, is hereinafter referred to as the "Indenture").

    Under certain circumstances involving the dissolution of UtiliCorp Capital following the occurrence of a Special Event, Series A Junior Subordinated Debentures may be distributed to the holders of the Series A Preferred Securities in liquidation of UtiliCorp Capital. See "Description of the Series A Preferred Securities -- Special Event Redemption or Distribution".

GENERAL

    The Series A Junior Subordinated Debentures will be issued as a series of Junior Subordinated Debentures under the Indenture. The Series A Junior Subordinated Debentures will be unlimited in aggregate principal amount.

    The entire principal amount of the Series A Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as hereinafter defined), if any, on
            , 2025, subject to exchange or relending under conditions described under "Description of the Series A Preferred Securities -- Mandatory Redemption".

    The Series A Junior Subordinated Debentures if distributed to holders of Series A Preferred Securities in dissolution will initially be so issued as a Global Security (as defined below). As described herein, under certain limited circumstances Series A Junior Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "-- Book-Entry and Settlement" below. In the event that Series A Junior Subordinated Debentures are issued in certificated form, such Series A Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

    Payments on Series A Junior Subordinated Debentures issued as a Global Security will be made to DTC, as the depository for the Series A Junior Subordinated Debentures. In the event Series A Junior

Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Series A Junior Subordinated Debentures will be registrable and Series A Junior Subordinated Debentures will be exchangeable for Series A Junior Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Trustee in The City of New York; provided, that payment of interest may be made at the option of UtiliCorp by check mailed to the address of the persons entitled thereto.

    If the Series A Junior Subordinated Debentures are distributed to the holders of Series A Preferred Securities upon the dissolution of UtiliCorp Capital, UtiliCorp will use its best efforts to list the Series A Junior Subordinated Debentures on the New York Stock Exchange or on such other exchange as the Series A Preferred Securities are then listed and traded on the same part of any such exchange.

MANDATORY PREPAYMENT

    If UtiliCorp Capital redeems Series A Preferred Securities in accordance with the terms thereof, the Series A Junior Subordinated Debentures will become due and payable in a principal amount equal to the aggregate stated liquidation preference of the Series A Preferred Securities so redeemed, together with any accrued and unpaid interest, including Additional Interest (as defined below), if any. Any payment pursuant to this provision shall be made prior to 12:00 noon, New York time, on the date of such redemption or at such other time on such earlier date as the parties thereto shall agree.

OPTIONAL REDEMPTION

    If there shall be no Series A Preferred Securities outstanding, UtiliCorp shall have the right to redeem the Series A Junior Subordinated Debentures, in
whole  or in part, from time to time, on  or after              , 2000, upon not
less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date.

INTEREST

    Each Series A Junior Subordinated Debenture will bear interest at the rate of % per annum from the original date of issuance, payable monthly in arrears on the last day of each calendar month of each year (each, an "Interest Payment
Date"), commencing             , 1995, to the person in whose name such Series A
Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Series A Junior Subordinated Debentures shall not continue to remain in book-entry-only form, UtiliCorp shall have the right to select record dates which shall be more than one Business Day prior to the Interest Payment Date.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series A Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    UtiliCorp shall have the right at any time during the term of the Series A Junior Subordinated Debentures to extend the interest payment period from time to time to a period not exceeding 60 consecutive months (the "Extension Period"), at the end of which Extension Period UtiliCorp shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Series A Junior Subordinated Debentures to the extent permitted by applicable law); provided, that, during any such Extension Period, UtiliCorp shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock. Prior to the termination of any such

Extension Period, UtiliCorp may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, UtiliCorp may select a new Extension Period, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. If UtiliCorp Capital shall be the sole holder of the Series A Junior Subordinated Debentures, UtiliCorp shall give UtiliCorp Capital notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date the dividends on the Series A Preferred Securities are payable or (ii) the date UtiliCorp Capital is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Series A Preferred Securities of the record date or the date such dividend is payable, but in any event not less than one Business Day prior to such record date. UtiliCorp shall cause UtiliCorp Capital to give notice of UtiliCorp's selection of such Extension Period to the holders of the Series A Preferred Securities. If UtiliCorp Capital shall not be the sole holder of the Series A Junior Subordinated Debentures, UtiliCorp shall give the holders of the Series A Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date UtiliCorp is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization, or to holders of the Series A Junior Subordinated Debentures, of the record or payment date of such related interest payment, but in any event not less than two Business Days prior to such record date.

ADDITIONAL INTEREST

    If at any time UtiliCorp Capital shall be required to pay any interest on dividends in arrears in respect of the Series A Preferred Securities pursuant to the terms thereof, then UtiliCorp will pay as interest to UtiliCorp Capital as the holder of the Series A Junior Subordinated Debentures ("Additional
Interest") an amount equal to such interest on dividends in arrears. In addition, if UtiliCorp Capital would be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, UtiliCorp also will pay as Additional Interest such amounts as shall be required so that the net amounts received and retained by UtiliCorp Capital after paying any such taxes, duties, assessments or governmental charges will be not less than the amounts UtiliCorp Capital would have received had no such taxes, duties, assessments or governmental charges been imposed.

SET-OFF

    Notwithstanding anything to the contrary in the Indenture, UtiliCorp shall have the right to set-off any payment it is otherwise required to make thereunder with and to the extent UtiliCorp has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

EVENTS OF DEFAULT

    In the case any Event of Default (as defined in the Indenture) shall occur and be continuing, UtiliCorp Capital will have the right to declare the principal of and the interest on the Series A Junior Subordinated Debentures (including any Additional Interest) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Series A Junior Subordinated Debentures. See "Enforcement of Certain Rights by Special Representative" below for a discussion of certain rights available to holders of the Series A Preferred Securities upon the occurrence of an Event of Default.

ENFORCEMENT OF CERTAIN RIGHTS BY SPECIAL REPRESENTATIVE

    If (i) UtiliCorp Capital fails to pay dividends in full on the Series A Preferred Securities for 18 consecutive monthly dividend periods; (ii) an Event of Default occurs and is continuing on the Series A Junior Subordinated Debentures; or (iii) UtiliCorp is in default on any of its payment of other obligations under the Guarantee, under the terms of the Series A Preferred Securities, the holders of outstanding Series A Preferred Securities will have the rights referred to under "Description of the Series A Preferred Securities
- -- Voting Rights", including the right to appoint a Special Representative, which Special Representative shall be authorized to exercise UtiliCorp Capital's right to accelerate the principal amount of  the  Series  A  Junior  Subordinated  Debentures  and  to  enforce UtiliCorp
Capital's  other  creditor  rights  under  the  Series  A  Junior   Subordinated
Debentures. Notwithstanding the appointment of any such Special Representative, UtiliCorp shall continue as General Partner and shall retain all rights under the Indenture, including the right to extend the interest payment period from time to time to a period not exceeding 60 consecutive months.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of Series A Preferred Securities in connection with the dissolution of UtiliCorp Capital as a result of the occurrence of a Special Event, the Series A Junior Subordinated Debentures will be issued in the form of one or more global certificates (each, a "Global Security") registered in the name of the nominee of DTC. Except under the limited circumstances described below, Series A Junior Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Series A Junior Subordinated Debentures in definitive form. The Global Securities described above may not be transferred except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depository or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

    Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Series A Junior Subordinated Debentures in definitive form and will not be considered the Holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Series A Junior Subordinated Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of DTC or its nominee or to a successor depository or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

    THE  DEPOSITORY.   For a description  of DTC  and the specific  terms of the
depository arrangements, see "Description of  the Series A Preferred  Securities
- -- Book-Entry-Only Issuance -- The Depository Trust Company". As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Series A Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC.

    Neither UtiliCorp, the Trustee, any paying agent nor any other agent of UtiliCorp or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Series A Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    DISCONTINUANCE OF THE DEPOSITORY'S SERVICES. A Global Security shall be exchangeable for Series A Junior Subordinated Debentures registered in the names of the persons other than DTC or its nominee only if (i) DTC notifies UtiliCorp that it is unwilling or unable to continue as a depository for such Global Security and no successor depository shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository, (ii) UtiliCorp in its sole discretion determines that such Global Security shall be so exchangeable or (iii) there shall have occurred an Event of Default with respect to such Series A Junior Subordinated Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Series A Junior Subordinated Debentures registered in such names as the Depository shall direct. It is expected that such instructions will be based upon directions received by the Depository from its Participants with respect to ownership of beneficial interests in such Global Security.

MISCELLANEOUS

    For  restrictions on certain actions of  the General Partner with respect to
Series  A  Junior  Subordinated  Debentures  held  by  UtiliCorp  Capital,   see
"Description of the Series A Preferred Securities -- Voting Rights".

                        EFFECT OF OBLIGATIONS UNDER THE
           SERIES A JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

    As set forth in the Limited Partnership Agreement, the sole purpose of UtiliCorp Capital is to issue partnership interests in UtiliCorp Capital, including, without limitation, the Series A Preferred Securities, and to use the proceeds thereof to purchase the Series A Junior Subordinated Debentures or other similar debt instruments of UtiliCorp.

    As long as payments of interest and other payments are made when due on the Series A Junior Subordinated Debentures, such payments will be sufficient to cover dividends and payments due on the Series A Preferred Securities primarily because (i) the aggregate principal amount of Series A Junior Subordinated Debentures to be held by UtiliCorp Capital will be at least as great as the aggregate stated liquidation preference of the Series A Preferred Securities;
(ii) the interest rate and interest and other payment dates on the Series A Junior Subordinated Debentures will match the dividend rate and dividend and other payment dates for the Series A Preferred Securities; (iii) the Limited Partnership Agreement provides that UtiliCorp, as General Partner, shall pay (without any obligation to first exhaust the assets of UtiliCorp Capital) for costs and expenses of UtiliCorp Capital; (iv) the Limited Partnership Agreement further provides that the General Partner shall not cause or permit UtiliCorp Capital to, among other things, engage in any activity that is not consistent with the purposes of UtiliCorp Capital. UtiliCorp Capital may lend to UtiliCorp an amount up to the amount of UtiliCorp's capital contribution to UtiliCorp Capital so long as such loan matures no later than, and is not subordinate in interest to, the Junior Subordinated Debentures to which such capital contribution relates.

    If UtiliCorp fails to make interest or other payments on the Series A Junior Subordinated Debentures when due, the Limited Partnership Agreement provides a mechanism whereby the holders of the Series A Preferred Securities may appoint a Special Representative to enforce the rights of UtiliCorp Capital under the Series A Junior Subordinated Debentures. Payments of dividends and other payments due on the Series A Preferred Securities out of moneys held by UtiliCorp Capital are guaranteed by UtiliCorp to the extent set forth under "Description of the Guarantee" in the accompanying Prospectus. The Limited Partnership Agreement also provides, and UtiliCorp, under the Guarantee, acknowledges, that a Special Representative may be appointed to enforce the Guarantee if UtiliCorp is in default on any of its payment obligations under the Guarantee. In addition, if the General Partner or the Special Representative fails to enforce the Guarantee, a holder of a Series A Preferred Security may institute a legal proceeding directly against UtiliCorp to enforce its rights under the Guarantee without first instituting a legal proceeding against UtiliCorp Capital or any other person or entity.

    UtiliCorp and UtiliCorp Capital believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by UtiliCorp of payments due on the Series A Preferred Securities.

                             UNITED STATES TAXATION

GENERAL

    This section is a summary of certain United States federal income tax considerations that may be relevant to prospective purchasers of Series A Preferred Securities and represents the opinion of Blackwell Sanders Matheny Weary & Lombardi L.C., special tax counsel to UtiliCorp and UtiliCorp Capital, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause tax consequences to vary substantially from the consequences described below.

    No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of Series A Preferred Securities. Moreover, the discussion focuses on holders of Series A Preferred Securities who are individual citizens or residents of the United States that hold the Series A Preferred Securities as a capital asset and has only limited application to corporations, estates, trusts or non-resident aliens. Accordingly, each prospective purchaser of Series A Preferred Securities should consult, and should depend on, his or her own tax advisor in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Series A Preferred Securities.

INCOME FROM SERIES A PREFERRED SECURITIES

    In the opinion of Blackwell Sanders Matheny Weary & Lombardi L.C., UtiliCorp Capital will be a partnership for federal income tax purposes. Accordingly, each holder of Series A Preferred Securities (a "Preferred Securityholder") will be required to include in gross income the Preferred Securityholder's distributive share of the net income of UtiliCorp Capital. If UtiliCorp Capital is merged into a trust that is treated as a grantor trust, each Preferred Securityholder will be treated as owning directly an allocable portion of the Series A Junior Subordinated Debentures and as earning directly the income derived therefrom. In either case, such income will not exceed for any calendar month the dividends with respect to that month received on such Series A Preferred Securities, except in limited circumstances as described below under "Potential Extension of Interest Payment Period". No portion of such income will be eligible for the dividends received deduction.

DISPOSITION OF SERIES A PREFERRED SECURITIES

    Gain or loss will be recognized on a sale of Series A Preferred Securities, including a redemption for cash, equal to the difference between the amount realized and the Preferred Securityholder's tax basis for the Series A Preferred Securities sold. Gain or loss recognized by a Preferred Securityholder on the sale or exchange of a Series A Preferred Security held for more than one year will generally be taxable as long-term capital gain or loss.

RECEIPT OF SERIES A JUNIOR SUBORDINATED DEBENTURES UPON LIQUIDATION OF UTILICORP CAPITAL

    Under certain circumstances, as described under the caption "Description of the Series A Preferred Securities -- Special Event Redemption or Distribution", Series A Junior Subordinated Debentures may be distributed to the holders of the Series A Preferred Securities in liquidation of UtiliCorp Capital. Under current United States federal income tax law, such a distribution would be treated as a non-taxable exchange to each holder of Series A Preferred Securities and would result in the holder of Series A Preferred Securities receiving an aggregate tax basis in the Series A Junior Subordinated Debentures equal to such holder's aggregate tax basis in its Series A Preferred Securities. A holder's holding period in the Series A Junior Subordinated Debentures so received in liquidation of UtiliCorp Capital would include the period for which the Series A Preferred Securities were held by such holder. In addition, a merger of UtiliCorp Capital into, or the replacement of UtiliCorp Capital by, a trust that is treated as a grantor trust would be treated in the same manner as a distribution of the Series A Junior Subordinated Debentures to the holders of the Series A Preferred Securities in liquidation of UtiliCorp Capital, followed by a contribution of such Series A Junior Subordinated Debentures to the grantor trust. Under a change in law, a change in legal interpretation or the other circumstances giving rise to a Special Event, however, the dissolution could be a taxable event to holders of the Series A Preferred Securities. In the judgment of special tax counsel to UtiliCorp and UtiliCorp Capital, the series of events which would result in the recognition of taxable gain by holders of the Series A Preferred Securities, by reason of a dissolution of UtiliCorp Capital in response to a Special Event, is unlikely to occur. There can be no assurance in this regard, however.

UTILICORP CAPITAL INFORMATION RETURNS AND AUDIT PROCEDURES

    UtiliCorp, as the General Partner in UtiliCorp Capital, will furnish each Series A Preferred Securityholder with a Schedule K-1 each year setting forth such Series A Preferred Securityholder's allocable share of income for the prior calendar year. UtiliCorp is required to furnish such Schedule K-1 as soon as practicable following the end of the year, but in any event prior to March 31.

    Any person who holds Series A Preferred Securities as a nominee for another person is required to furnish to UtiliCorp Capital (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) information as to whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or
(iii) a tax-exempt entity; (c) the amount and description of Series A Preferred Securities held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Series A Preferred Securities they acquire, hold or transfer for their own accounts. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to UtiliCorp Capital. The nominee is required to supply the beneficial owners of the Series A Preferred Securities with the information furnished to UtiliCorp Capital.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD

    Under the Indenture, UtiliCorp has the right to extend from time to time the interest payment period on the Series A Junior Subordinated Debentures to a period not exceeding 60 consecutive months. In the event that the interest payment period is extended, UtiliCorp Capital will continue to accrue income equal to the amount of the interest payment due at the end of the Extension Period, on an economic basis over the length of the Extension Period.

    Accrued income of UtiliCorp Capital will be allocated, but not distributed, to holders of record on the Business Day preceding the last day of each calendar month. As a result, holders of record during an Extension Period will include interest in gross income in advance of the receipt of cash, and any such holders who dispose of Series A Preferred Securities prior to the record date for the payment of dividends following such Extension Period will include interest in gross income but will not receive any cash related thereto from UtiliCorp Capital. Similarly, holders of Series A Junior Subordinated Debentures received upon a liquidation of UtiliCorp Capital or deemed to be owned by the Preferred Securityholder upon merger of UtiliCorp Capital into a trust that is taxed as a grantor trust, will include in income, interest on the Series A Junior Subordinated Debentures as the interest accrues (regardless of the method of accounting otherwise used), and thus will also recognize income in advance of the receipt of cash. The tax basis of a Series A Preferred Security will be increased by the amount of any interest that is included in income without a receipt of cash, and will be decreased again when and if such cash is subsequently received from UtiliCorp Capital.

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any holder who or which is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of a Series A Preferred Security.

    Under current United States federal income tax law, subject to the discussion below with respect to backup withholding:

         (i) Payments by UtiliCorp Capital or any of its paying agents to any holder of a Series A Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax provided that (a) the beneficial owner of the Series A Preferred Security does not actually or constructively own 10%, or more of the total combined voting power of all classes of capital stock of UtiliCorp entitled to vote, (b) the beneficial owner of the Series A Preferred Security is not a controlled foreign corporation that is related to UtiliCorp through stock ownership and (c) either (x) the beneficial owner of the Series A Preferred Security certifies to UtiliCorp Capital or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (y) the holder of the Series A Preferred Security is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business ( a "financial institution"), and such holder certifies to UtiliCorp Capital or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes UtiliCorp Capital or its agent with a copy thereof; and

        (ii) a United States Alien Holder of a Series A Preferred Security will generally not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Series A Preferred Security unless such a holder is present in the United States for 183 days or more in the taxable year of sale and either has a "tax home" in the United States or certain other requirements are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to payments to noncorporate United States holders of the proceeds of the sale of Series A Preferred Securities within the United States and "backup withholding" at a rate of 31% will apply to such payments if the United States holder fails to provide an accurate taxpayer identification number.

    Payments of the proceeds from the sale by a United States Alien Holder of Series A Preferred Securities made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding, except that, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of Series A Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, UtiliCorp Capital has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Goldman, Sachs & Co., Smith Barney Inc., Dean Witter Reynolds Inc. and PaineWebber Incorporated, are acting as Representatives, has severally agreed to purchase from UtiliCorp Capital the respective number of Series A Preferred Securities set forth opposite its name below:

                                                                 NUMBER OF SERIES A
                         UNDERWRITER                            PREFERRED SECURITIES
- --------------------------------------------------------------  --------------------
Goldman, Sachs & Co...........................................
Smith Barney Inc..............................................
Dean Witter Reynolds Inc......................................
PaineWebber Incorporated......................................
                                                                       --------
    Total.....................................................
                                                                       --------
                                                                       --------

    The Underwriters propose to offer the Series A Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities
dealers at such  price less  a concession  of $         per  Series A  Preferred
Security. The Underwriters may allow, and such dealers may reallow, a concession
not  in excess of $       per Series A Preferred Security to certain brokers and
dealers. After the Series A Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

    In view of the fact that the proceeds of the sale of the Series A Preferred Securities will ultimately be used to purchase the Series A Junior Subordinated Debentures, the Underwriting Agreement provides that UtiliCorp will pay as compensation ("Underwriters' Compensation"), for the Underwriters' arranging the investment therein of such proceeds, an amount in New York Clearing House (next
day) funds of $        per  Series A Preferred  Security ($        per Series  A
Preferred Security sold to certain institutions) for the accounts of the several Underwriters.

    UtiliCorp and UtiliCorp Capital have agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the date, after the closing date, on which the distribution of the Series A Preferred Securities and the Guarantee ceases, as determined by the Underwriters, or (ii) 90 days after the closing date, not to offer, sell, contract to sell, or otherwise dispose of any Series A Preferred Securities or any preferred or any other securities of UtiliCorp Capital or UtiliCorp which are substantially similar to the Series A Preferred Securities including the Guarantee, or any securities convertible into or exchangeable for Series A Preferred Securities, preferred stock or such substantially similar securities of either UtiliCorp Capital or UtiliCorp, without the prior written consent of the Underwriters.

    In compliance with Section 34 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD"), no sales of the Series A Preferred Securities may be made by any NASD member to a discretionary account without the prior written approval of the transaction by the customer.

    Prior to this offering, there has been no public market for the Series A Preferred Securities. In order to meet one of the requirements for listing the Series A Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Series A Preferred Securities to a minimum of 400 beneficial holders. Trading of the Series A Preferred Securities on the New York Stock Exchange is expected to commence within the seven-day period after the initial delivery of the Series A Preferred Securities. The Representatives have advised UtiliCorp that they intend to make a market in the Series A Preferred Securities prior to commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue any such market making at any time without notice.

    UtiliCorp Capital and UtiliCorp have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Certain of the Underwriters engage in transactions with, and from time to time have performed services for, UtiliCorp and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the Series A Preferred Securities, the validity of the Limited Partnership Agreement and the formation of UtiliCorp Capital are being passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to UtiliCorp and UtiliCorp Capital. The validity of the Indenture, the Guarantee and the Series A Junior Subordinated Debentures will be passed upon on behalf of UtiliCorp and UtiliCorp Capital by Blackwell Sanders Matheny Weary & Lombardi L.C., and on behalf of the Underwriters by Milbank, Tweed, Hadley & McCloy, counsel to the Underwriters. Blackwell Sanders Matheny Weary & Lombardi L.C. will rely on Richards, Layton & Finger, P.A. as to certain matters of Delaware law. Statements as to United States taxation in the Prospectus Supplement in the second paragraph under the caption "Investment Considerations -- Special Event Redemption or Distribution", and under the caption "United States Taxation", have been passed upon for UtiliCorp and UtiliCorp Capital by Blackwell Sanders Matheny Weary & Lombardi L.C., special tax counsel to UtiliCorp Capital and UtiliCorp, and are stated herein on their authority.

                             UTILICORP CAPITAL L.P.

                              PREFERRED SECURITIES

      GUARANTEED TO THE EXTENT THE ISSUER HAS FUNDS AS SET FORTH HEREIN BY

                             UTILICORP UNITED INC.

                            ------------------------

    UtiliCorp Capital L.P. ("UtiliCorp Capital"), a Delaware special purpose limited partnership in which UtiliCorp United Inc. ("UtiliCorp" or the "Company"), a Delaware corporation, is the general partner, may offer, from time to time, its preferred securities, representing limited partner interests (the "Preferred Securities"), in one or more series. The payment of periodic cash distributions ("dividends") with respect to Preferred Securities of any series, out of moneys held by UtiliCorp Capital, and payments on liquidation or redemption with respect to the Preferred Securities are guaranteed by UtiliCorp to the extent described herein (the "Guarantee"). UtiliCorp's obligations under the Guarantee are subordinate and junior in right of payment to all other liabilities of UtiliCorp and PARI PASSU with the most senior preferred stock issued by UtiliCorp. Junior Subordinated Debentures of UtiliCorp ("Junior Subordinated Debentures") also may be issued and sold from time to time in one or more series by UtiliCorp to UtiliCorp Capital in connection with the investment of the proceeds from the offering of Preferred Securities. The Junior Subordinated Debentures when issued will be unsecured and subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of UtiliCorp. The Junior Subordinated Debentures subsequently may be distributed pro rata to holders of Preferred Securities in connection with the dissolution of UtiliCorp Capital upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement (the "Prospectus Supplement").

    The Preferred Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Preferred Securities shall not exceed $100,000,000. Certain specific terms of Preferred Securities of any series in respect of which this Prospectus is being delivered will be set forth in the Prospectus Supplement with respect to such series, including the specific designation, the aggregate amount, dividend rate (or the method of determining such rate), dates on which dividends will be payable, liquidation preference, voting rights, redemption provisions, terms for any conversion or exchange into other securities, the initial public offering price and any other rights, preferences, privileges, limitations and restrictions.

    The Prospectus Supplement will contain information concerning certain United States federal income tax considerations, if applicable to the Preferred Securities offered.

                            ------------------------

THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED   UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS  A CRIMINAL OFFENSE.

                            ------------------------

    The Preferred Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of UtiliCorp or any dealers or underwriters are involved in the sale of the Preferred Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Preferred Securities.

                THE DATE OF THIS PROSPECTUS IS          , 1995.

                             AVAILABLE INFORMATION

    UtiliCorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

    No separate financial statements of UtiliCorp Capital have been included herein. UtiliCorp and UtiliCorp Capital do not consider that such financial statements would be material to holders of Preferred Securities because UtiliCorp Capital is a newly formed special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than as set forth below. UtiliCorp Capital is a limited partnership formed under the laws of the State of Delaware. UtiliCorp is the sole general partner in UtiliCorp Capital and, as of the date hereof, directly or indirectly beneficially owns all of UtiliCorp Capital's partnership interests. See "UtiliCorp Capital".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by UtiliCorp with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

        (a) UtiliCorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; and

        (b) UtiliCorp's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

    All documents filed by UtiliCorp pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    UtiliCorp hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Such requests should be directed to Mr. Dale J. Wolf, Vice President, Finance, Treasurer and Corporate Secretary, UtiliCorp United Inc., 911 Main, P.O. Box 13287, Kansas City, Missouri 64199-3287, telephone number (816) 421-6600.

                             UTILICORP CAPITAL L.P.

    UtiliCorp Capital is a limited partnership formed under the laws of the State of Delaware. UtiliCorp Capital exists for the sole purpose of issuing its partnership interests and investing the net proceeds thereof in Junior Subordinated Debentures and investing the proceeds of all capital contributions by its General Partner (as defined below) in specified investments. All of its partnership interests, as of the date hereof, are beneficially owned, directly or indirectly, by UtiliCorp. UtiliCorp is the sole general partner in UtiliCorp Capital (the "General Partner"). UCU Finance Corp., a Delaware corporation and wholly-owned subsidiary of UtiliCorp ("UCU Finance"), is, as of the date hereof, the sole limited partner in UtiliCorp Capital. Upon the issuance of Preferred Securities, which securities represent limited partner interests in UtiliCorp Capital, UCU Finance will remain as a limited partner but will have no interest in the profits and dividends or the assets of UtiliCorp Capital. UtiliCorp Capital has a term of approximately 99 years, unless earlier dissolved.
UtiliCorp Capital's registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, telephone: (302) 658-7581. All of UtiliCorp Capital's business and affairs will be conducted by UtiliCorp, as the sole general partner. The principal place of business of UtiliCorp Capital is c/o UtiliCorp United Inc., 911 Main, Suite 3000, Kansas City, Missouri 64105, telephone number (816) 421-6600.

                             UTILICORP UNITED INC.

    UtiliCorp is a public utility company which supplies electric and gas utility service through its seven operating divisions, Missouri Public Service, Peoples Natural Gas, Kansas Public Service, Northern Minnesota Utilities, Michigan Gas Utilities, West Virginia Power and WestPlains Energy, and through a Canadian subsidiary, West Kootenay Power, Ltd. UtiliCorp also holds a 33% interest through a majority-owned subsidiary in a New Zealand electric distribution company. The Company has two non-regulated subsidiaries, Aquila Energy Corporation and UtilCo Group Inc., which own utility and energy related assets and engage in energy related businesses. The Company has its Executive Offices at 911 Main, P. O. Box 13287, Kansas City, Missouri 64199-3287, telephone number (816)421-6600.

    The utility businesses of the Company are seasonal, with electric revenues peaking in the summer and gas revenues peaking in the winter.

    The Company is actively seeking expansion through the prudent acquisition of utility and other energy related properties, including electric and gas operating utilities, interests in electric generating assets, natural gas gathering systems and proven reserves.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                   AND EARNINGS TO COMBINED FIXED CHARGES AND
             PREFERRED AND PREFERENCE STOCK DIVIDENDS OF UTILICORP

    For the twelve-month period ended March 31, 1995 and the last five fiscal years, the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred and preference stock dividends of UtiliCorp, computed as set forth below, were as follows:

                                                                                           YEARS ENDED DECEMBER 31,
                                                       TWELVE MONTHS ENDED   -----------------------------------------------------
                                                         MARCH 31, 1995        1994       1993       1992       1991       1990
                                                      ---------------------  ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges..................          2.09                2.21       1.99       1.73       2.27       2.02
Ratio of earnings to combined fixed charges and
 preferred and preference stock dividends...........          2.04                2.13       1.82       1.58       2.00       1.73

    The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest expense (before allowance for borrowed funds used for construction), amortization of debt issuance costs and such portion of rental expense which the Company estimates to be representative of the interest factor attributable to such rental expense.

    The ratio of earnings to combined fixed charges and preferred and preference stock dividends represents the number of times combined fixed charges and preference stock dividends are covered by earnings. For purposes of computing this ratio, earnings consist of income before income taxes, plus fixed charges and preferred and preference stock dividend requirements. Fixed charges consist of interest expense (before allowance for borrowed funds used for construction), amortization of debt issuance costs and such portion of rental expense which the Company estimates to be representative of the interest factor attributable to such rental expense. Preferred and preference stock dividend requirements are computed by increasing preferred and preference stock dividends by an amount representing the pre-tax earnings which would be required to cover such preferred and preference stock dividend requirements.

                                USE OF PROCEEDS

    UtiliCorp Capital will invest all proceeds received from the sale of Preferred Securities in Junior Subordinated Debentures. Unless otherwise specified in the Prospectus Supplement, the net proceeds to be received by UtiliCorp from the sale of Junior Subordinated Debentures will be used to reduce outstanding short-term borrowings incurred for construction and acquisitions and for general corporate purposes. At March 31, 1995, UtiliCorp had outstanding short-term borrowings (excluding current maturities of long-term debt) of $229.4 million with a weighted average interest rate of 6.58%.

    As discussed under "UtiliCorp United Inc.", UtiliCorp is actively seeking to make acquisitions of utility and other energy related properties. Such acquisitions, if made, may require additional permanent financings. The nature and amount of such financings will depend on, among other things, market conditions at the time of the financings.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    UtiliCorp Capital may issue, from time to time, Preferred Securities, in one or more series, having terms described in the Prospectus Supplement relating thereto. The agreement of limited partnership of UtiliCorp Capital will be amended and restated (as so amended and restated, the "Limited Partnership Agreement") to authorize the establishment of one or more series of Preferred Securities, having such terms, including dividends, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth therein or otherwise established by the General Partner pursuant thereto. Reference is made to the Prospectus Supplement relating to the Preferred Securities of a particular series for specific terms, including (i) the distinctive designation of such series which shall distinguish it from other series; (ii) the number of Preferred Securities included in such series, which number may be increased or decreased from time to time unless otherwise provided by the General Partner in creating the series; (iii) the annual dividend rate (or method of determining such rate) for Preferred Securities of such series and the date or dates upon which such dividends shall be payable, provided, however, dividends on any series of Preferred Securities shall be payable on a monthly basis to holders of such series of Preferred
Securities as of a record date in each month during which such series of Preferred Securities are outstanding; (iv) whether dividends on Preferred Securities of such series shall be cumulative, and, in the case of Preferred Securities of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on Preferred Securities of such series shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of UtiliCorp Capital to the holders of Preferred Securities of such series upon voluntary or involuntary dissolution, winding-up or termination of UtiliCorp Capital; (vi) the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities of such series may be redeemed or purchased, in whole or in part, at the option of UtiliCorp Capital or the General Partner; (vii) the obligation, if any, of UtiliCorp Capital to purchase or redeem Preferred Securities of such series and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities of such series shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (viii) the voting rights, if any, of Preferred Securities of such series in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities of one or more series, or of both, as a condition to specified action or amendments to the Limited Partnership Agreement; and (ix) any other relative rights, preferences, privileges, limitations or restrictions of Preferred Securities of the series not inconsistent with the Limited Partnership Agreement or with applicable law. All Preferred Securities offered hereby will be guaranteed by UtiliCorp to the extent set forth below under "Description of the Guarantee". Any applicable federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

                          DESCRIPTION OF THE GUARANTEE

    Set forth below is a summary of information concerning the Guarantee which will be executed and delivered by UtiliCorp for the benefit of the holders from time to time of Preferred Securities. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    UtiliCorp will irrevocably and unconditionally agree, to the extent set forth herein, to pay in full, to the holders of the Preferred Securities of each series, the Guarantee Payments (as defined below) (except to the extent paid by UtiliCorp Capital), as and when due, regardless of any defense, right of set-off or counterclaim which UtiliCorp Capital may have or assert. The following payments with respect to any series of Preferred Securities to the extent not paid by UtiliCorp Capital (the "Guarantee Payments") will be subject to the Guarantee (without duplication): (i) any accrued and unpaid dividends which are required to be paid on the Preferred Securities of such series, to the extent UtiliCorp Capital shall have funds legally available therefor, (ii) the redemption price, including all accrued and unpaid dividends (the "Redemption Price"), payable out of funds legally available therefor with respect to any Preferred Securities called for redemption by UtiliCorp Capital and (iii) upon a liquidation of UtiliCorp Capital, the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the Preferred Securities of such series to the date of payment and (b) the amount of assets of UtiliCorp Capital remaining available for distribution to holders of Preferred Securities of such series in liquidation of UtiliCorp Capital. UtiliCorp's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by UtiliCorp to the holders of Preferred Securities or by causing UtiliCorp Capital to pay such amounts to such holders.

CERTAIN COVENANTS OF UTILICORP

    In the Guarantee, UtiliCorp will covenant that, so long as any Preferred Securities remain outstanding, UtiliCorp will not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect to the foregoing if at such time UtiliCorp shall be in default with respect to its payment or other obligations under the Guarantee or there shall have occurred any event that would constitute an Event of Default under the Indenture.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be changed only with the prior approval of the holders of not less than 66-2/3% in liquidation preference of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities of each series will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of UtiliCorp and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect as to the Preferred Securities of any series upon full payment of the Redemption Price of all Preferred Securities of such series, and will terminate completely upon full payment of the amounts payable upon liquidation of UtiliCorp Capital. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities of any series must restore payment of any sums paid under such series of Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of UtiliCorp and will rank (i) subordinate and junior in right of payment to all liabilities of UtiliCorp, (ii) PARI PASSU with the most senior preferred or preference stock now or hereafter issued by UtiliCorp and with any guarantee now or hereafter entered into by UtiliCorp in respect of any preferred or preference stock of any affiliate of UtiliCorp and (iii) senior to UtiliCorp's common stock. The Limited Partnership Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

    The Guarantee will constitute a guarantee of payment and not of collection. The Guarantee will be deposited with the General Partner to be held for the benefit of the holders of each series of the Preferred Securities. In the event of the appointment of a Special Representative to, among other things, enforce the Guarantee, the Special Representative may take possession of the Guarantee for such purpose. If no Special Representative has been appointed to enforce the Guarantee, the General Partner has the right to enforce the Guarantee on behalf of the holders of each series of the Preferred Securities. The holders of not less than 10% in aggregate liquidation preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the Guarantee, including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce the Guarantee as above provided, any holder of Preferred Securities may institute a legal proceeding directly against UtiliCorp to enforce its rights under the Guarantee, without first instituting a legal proceeding against UtiliCorp Capital or any other person or entity. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by UtiliCorp Capital and by complete performance of all obligations under the Guarantee.

GOVERNING LAW

    The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

    Junior Subordinated Debentures  may be issued  from time to  time in one  or
more  series  under an  Indenture, dated  as  of                    ,  1995 (the
"Indenture"), between UtiliCorp and UMB Bank, N.A., as Trustee (the "Trustee"). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

GENERAL

    The Junior Subordinated Debentures will be unsecured, subordinated obligations of UtiliCorp. The Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures which may be issued thereunder and provides that the Junior Subordinated Debentures may be issued thereunder from time to time in one or more series.

    The Junior Subordinated Debentures are issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of UtiliCorp's Board of Directors or a special committee thereof (each, a "Supplemental Indenture") (Sections 201 and 301). The aggregate principal amount of Junior Subordinated Debentures relating to Preferred Securities of any series will be set forth in the Prospectus Supplement for such series and will be equal to the aggregate liquidation preference of the Preferred Securities for such series. Junior Subordinated Debentures relating to Preferred Securities of any series subsequently may be distributed pro rata to holders of Preferred Securities of such series in connection with the dissolution of UtiliCorp Capital upon the occurrence of certain events described in the Prospectus Supplement relating to the Preferred Securities of such series.

    Reference is made to the Prospectus Supplement which will accompany this Prospectus for the following terms of the series of Junior Subordinated
Debentures being offered thereby: (i) the specific title of such Junior Subordinated Debentures; (ii) any limit on the aggregate principal amount of such Junior Subordinated Debentures; (iii) the date or dates on which the principal of such Junior Subordinated Debentures is payable; (iv) the rate or rates at which such Junior Subordinated Debentures will bear interest or the method of determination of such rate or rates; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the right, if any, to extend the interest payment periods and the duration of such extension; (vii) the period or periods within which, the price or prices at which and the terms and conditions upon which such Junior Subordinated Debentures may be redeemed, in whole or in part, at the option of UtiliCorp; (viii) the obligation, if any, of UtiliCorp to redeem or purchase such Junior Subordinated Debentures pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods, the price or prices at which, and the terms and conditions upon which, such Junior Subordinated Debentures shall be redeemed or purchased, in whole or part, pursuant to such obligation; (ix) the form of such Junior Subordinated Debentures; (x) if other than denominations of $25 or any integral multiple thereof, the denominations in which such Junior Subordinated Debentures shall be issuable; (xi) any and all other terms with respect to such series; and (xii) whether such Junior Subordinated Debentures are issuable as a global security, and in such case, the identity of the depository.

SUBORDINATION

    The   Indenture  provides  that  the   Junior  Subordinated  Debentures  are
subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of UtiliCorp as provided in the Indenture. No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Junior Subordinated Debentures may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of UtiliCorp to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment. The rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full. (Sections 1301 to 1303). However, since the vast majority of UtiliCorp's Senior Indebtedness currently is not secured and ranks PARI PASSU with other unsecured indebtedness of UtiliCorp, rights of subrogation currently do not improve the position of the holders of the Junior Subordinated Debentures in relation to the holders of any other unsecured indebtedness of UtiliCorp.

    The term "Senior Indebtedness" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

        (a) all indebtedness of UtiliCorp evidenced by notes, debentures, bonds or other securities sold by UtiliCorp for money;

        (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by UtiliCorp or in effect guaranteed by UtiliCorp; and

        (c) all renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding clauses (a) and (b);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is PARI PASSU with the Junior Subordinated Debentures. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Section 101).

    The Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued. As of March 31, 1995, Senior Indebtedness of UtiliCorp aggregated approximately $1,239.7 million.

CERTAIN COVENANTS OF UTILICORP

    UtiliCorp will covenant that it will not declare or pay any dividend on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its capital stock, if at such time (i) there shall have occurred any event that would constitute an Event of Default under the Indenture, (ii) UtiliCorp shall be in default with respect to its payment of any obligations under the Guarantee or (iii) UtiliCorp shall have given notice of its selection of an extended interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing. (Section 1009). UtiliCorp will also covenant so long as UtiliCorp Capital does not merge, consolidate, or amalgamate with or into, or is not replaced by, or does not convey, transfer or lease to, a trust as permitted without the consent of holders of the Preferred Securities under the Limited Partnership Agreement
(i) to remain the sole
general partner of UtiliCorp Capital and maintain 100% ownership of the general partner interests thereof; provided that any permitted successor of UtiliCorp under the Indenture may succeed to UtiliCorp's duties as General Partner, (ii) to contribute capital to the extent required to maintain its capital at an amount equal to at least 3% of the total capital contributions to UtiliCorp
Capital,  (iii)  not to  voluntarily  dissolve, wind-up  or  terminate UtiliCorp
Capital, except in connection with the distribution of Junior Subordinated Debentures to the holders of Preferred Securities in liquidation of UtiliCorp Capital and in connection with certain mergers, consolidations, amalgamations, replacements, conveyances, transfers or leases permitted by the Limited Partnership Agreement, (iv) to timely perform all of its duties as the general partner in UtiliCorp Capital (including the duty to pay dividends on the Preferred Securities) and (v) to use its reasonable efforts to cause UtiliCorp Capital to remain a limited partnership and otherwise continue to be treated as a partnership for United States federal income tax purposes. (Section 1010)

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Junior Subordinated Debentures of each series will be issued in registered form and in either certificated form or will be represented by one or more global securities. If not represented by one or more global securities, Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Debenture Registrar or at the office of any transfer agent designated by UtiliCorp for such purpose with respect to any series of Junior Subordinated Debentures and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the relevant Indenture. Such transfer or exchange will be effected upon the Debenture Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. UtiliCorp has appointed the Trustee as Debenture Registrar with respect to the Junior Subordinated Debentures. (Section 305). If a Prospectus Supplement refers to any transfer agents (in addition to the Debenture Registrar) initially designated by UtiliCorp with respect to any series of Junior Subordinated Debentures, UtiliCorp may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that UtiliCorp will be required to maintain a transfer agent in each Place of Payment for such series. (Section 1002). UtiliCorp may at any time designate additional transfer agents with respect to any series of Junior Subordinated Debentures.

    In the event of any redemption in  part, UtiliCorp shall not be required  to
(i) issue, register the transfer of or exchange any Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Junior Subordinated Debentures of the series selected for redemption and ending at the close of business on the date of such mailing and (ii) register the transfer of or exchange any Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Debenture being redeemed in part. (Section 305).

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium (if any) on any Junior Subordinated Debenture will be made only against surrender to the Paying Agent of such Junior Subordinated Debenture. Unless otherwise indicated in an applicable Prospectus Supplement, principal of and any premium and interest, if any, on Junior Subordinated Debentures will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as UtiliCorp may designate from time to time, except that at the option of UtiliCorp payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Debenture Register with respect to such Junior Subordinated Debentures. (Section 1003). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Junior Subordinated Debenture on any Interest Payment Date will be made to the person in whose name such Junior Subordinated Debenture (or Predecessor Security) is registered at the close of business on the Regular Record Date for such interest payment. (Section 302).

    UtiliCorp may act as Paying Agent with respect to the Junior Subordinated Debentures. UtiliCorp may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that UtiliCorp will be required to maintain a Paying Agent in each Place of Payment for each series of the respective Junior Subordinated Debentures. (Sections 1002 and 1003).

    All moneys paid by UtiliCorp to a Paying Agent for the payment of the principal of or premium or interest, if any, on any Junior Subordinated Debenture of any series which remain unclaimed at the end of three years after such principal, premium, if any, or interest shall have become due and payable will be repaid to UtiliCorp and the holder of such Junior Subordinated Debenture will thereafter look only to UtiliCorp for payment thereof. (Section 1003).

GLOBAL DEBENTURES

    If any Junior Subordinated Debentures of a series are represented by one or more global securities, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Debenture may exchange such interests for Junior Subordinated Debentures of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on a Global Debenture will be payable in the manner described in the applicable Prospectus Supplement.

    The specific terms of the depository arrangement with respect to any portion of a series of Junior Subordinated Debentures to be represented by a Global Debenture will be described in the applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting UtiliCorp and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures of each series which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (i) change the maturity (whether fixed by its terms or by its terms extendible at the option of the Company) of any Junior Subordinated Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Junior Subordinated Debenture so affected or (ii) reduce the percentage of Junior Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Junior Subordinated Debenture then outstanding and affected thereby. (Section 902).

    In addition, UtiliCorp and the Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Junior Subordinated Debentures. (Sections 301, 801 and 901).

EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Junior Subordinated Debentures:

        (a) failure for 10 days to pay interest on the Junior Subordinated Debentures of that series, including any Additional Interest in respect thereof, when due; or

        (b) failure to pay principal or premium, if any, on the Junior Subordinated Debentures of that series when due whether at maturity, upon redemption by declaration or otherwise, or to make any sinking or analogous fund payment with respect to that series; or

        (c) failure to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after notice; or

        (d) the dissolution, winding-up or termination of UtiliCorp Capital, except in connection with the distribution of Junior Subordinated Debentures to the holders of Preferred Securities in liquidation of UtiliCorp Capital and in connection with certain mergers, consolidations, amalgamations, replacements, conveyances, transfers or leases permitted by the Limited Partnership Agreement; or

        (e) certain events in bankruptcy, insolvency or reorganization of UtiliCorp. (Section 501).

    The holders of a majority in aggregate outstanding principal amount of any series of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (Section 512). The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Junior Subordinated Debentures may declare the principal due and payable immediately on an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Trustee. (Sections 502 and 512).

    The holders of a majority in aggregate outstanding principal amount of all series of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest. (Section 513). UtiliCorp is required to file annually with the Trustee a certificate as to whether or not UtiliCorp is in compliance with all the conditions and covenants under the Indenture. (Section704(4)).

CONSOLIDATION, MERGER AND SALE

    The Indenture contains a provision permitting UtiliCorp, without the consent of the Holders of any of the Outstanding Securities under the Indenture, to consolidate with or merge into any other corporation or transfer or lease its assets substantially as an entirety to any person or to acquire or lease the assets of any Person substantially as an entirety or to permit any corporation to merge into UtiliCorp, provided that: (i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor corporation, if other than UtiliCorp, assumes UtiliCorp's obligations on the Junior Subordinated Securities and under the Indenture; and (iii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing. (Section 801).

    Unless otherwise indicated in the Prospectus Supplement, certain of the covenants described above would not necessarily afford the holders protection in the event of a highly leveraged transaction involving UtiliCorp, such as a leveraged buyout. However, issuance of debt securities by the Company requires regulatory approval.

DEFEASANCE AND DISCHARGE

    Under the terms of the Indenture, UtiliCorp will be discharged from any and all obligations in respect of the Junior Subordinated Debentures of any series (except in each case for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, replace stolen, lost or mutilated Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) or need not comply with certain restrictive covenants if UtiliCorp deposits with the Trustee, in trust, moneys or U.S. Government Obligations, in an amount sufficient to pay all the principal of, and interest on, the Junior Subordinated Debentures of such series on the dates such payments are due in accordance with the terms of such Junior Subordinated Debentures. (Sections 402, 403 and 1008).

GOVERNING LAW

    The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section
112).

INFORMATION CONCERNING THE TRUSTEE

    The Trustee, prior to an Event of Default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after an Event of Default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section 601). Subject to such provision, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. (Section 603). The Trustee is not required to expand or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 601).

    UtiliCorp maintains a deposit account and banking relationship with the Trustee. The Trustee serves as trustee under another indenture under which there are no debt securities outstanding.

                              PLAN OF DISTRIBUTION

    UtiliCorp Capital may sell any series of Preferred Securities being offered hereby in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of Preferred Securities will set forth the terms of the offering of such Preferred Securities, including the name or names of any underwriters or agents, the purchase price of such Preferred Securities and the proceeds to UtiliCorp Capital, as the case may be, from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Preferred Securities may be listed.

    If underwriters are used in the sale, such Preferred Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

    Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Preferred Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Preferred Securities, if any are purchased. In the event of a default of one or more of the underwriters involving not more than one-eleventh of the aggregate number of Preferred Securities offered for sale, the non-defaulting underwriters would be required to purchase the Preferred Securities agreed to be purchased by such defaulting underwriter or underwriters. In the event of a default in excess of one-eleventh of the aggregate number of Preferred Securities, then UtiliCorp Capital may, at its option, sell to the non-defaulting underwriters all of the Preferred Securities which such underwriters have committed to purchase.

    Underwriters and agents may be entitled under agreements entered into with UtiliCorp and/or UtiliCorp Capital to indemnification by UtiliCorp and/or UtiliCorp Capital against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for UtiliCorp in the ordinary course of business.

    Each series of Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Preferred Securities are sold by UtiliCorp Capital for public offering and sale may make a market in such Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Preferred Securities may or may not be listed on a national securities exchange.

                                    EXPERTS

    The consolidated financial statements and schedules included in UtiliCorp's Annual Report on Form 10-K for the years ended December 31, 1994, 1993 and 1992 which are incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL OPINIONS

    Certain legal matters in connection with the Preferred Securities will be passed upon for UtiliCorp by Blackwell Sanders Matheny Weary & Lombardi L.C., and for the purchasers or underwriters by Milbank, Tweed, Hadley & McCloy, New York, New York. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon by Richards, Layton & Finger, P.A., as special Delaware counsel for UtiliCorp and UtiliCorp Capital. Blackwell Sanders Matheny Weary & Lombardi L.C. will rely on the opinion of Richards, Layton & Finger, P.A. as to certain matters of Delaware law.

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    NO  PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR AN OFFER TO SELL, OR THE
SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS  NOR  ANY  SALE  MADE   HEREUNDER  OR  THEREUNDER  SHALL  UNDER   ANY
CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF SUCH INFORMATION.
                              -------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                    PAGE
                                                    -----
UtiliCorp Capital..............................         S-3
UtiliCorp United Inc...........................         S-3
Investment Considerations......................         S-4
Recent Developments............................         S-5
Summary Financial and Operating Information of
 UtiliCorp.....................................         S-6
Capitalization of UtiliCorp....................         S-8
Use of Proceeds................................         S-8
Description of the Series A Preferred
 Securities....................................         S-8
Description of the Series A Junior Subordinated
 Debentures....................................        S-18
Effect of Obligations under the Series A Junior
 Subordinated Debentures and the Guarantee.....        S-22
United States Taxation.........................        S-22
Underwriting...................................        S-26
Legal Matters..................................        S-27
                         PROSPECTUS
Available Information..........................           2
Incorporation of Certain Documents by
 Reference.....................................           2
UtiliCorp Capital..............................           3
UtiliCorp United Inc...........................           3
Consolidated Ratios of Earnings to Fixed
 Charges and Earnings to Combined Fixed Charges
 and Preferred and Preference Stock Dividends
 of UtiliCorp..................................           4
Use of Proceeds................................           4
Description of the Preferred Securities........           5
Description of the Guarantee...................           5
Description of the Junior Subordinated
 Debentures....................................           7
Plan of Distribution...........................          13
Experts........................................          13
Legal Opinions.................................          13

                              PREFERRED SECURITIES

                             UTILICORP CAPITAL L.P.

                      GUARANTEED TO THE EXTENT THE ISSUER
                             HAS FUNDS AS SET FORTH
                                   HEREIN BY

                             UTILICORP UNITED INC.

                                  % CUMULATIVE
                      MONTHLY INCOME PREFERRED SECURITIES,
                                    SERIES A

                               -----------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                              GOLDMAN, SACHS & CO.
                               SMITH BARNEY INC.
                           DEAN WITTER REYNOLDS INC.
                            PAINEWEBBER INCORPORATED

                      REPRESENTATIVES OF THE UNDERWRITERS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemized statement of estimated expenses to be paid by the registrant in connection with the issuance and sale of the Securities being registered.

Securities and Exchange Commission registration fee..............  $  34,483
Accounting fees and expenses.....................................     20,000
Printing fees....................................................    100,000
Trustees fees and expenses.......................................      5,000
Stock Exchange Listing Fees......................................     45,000
Legal fees and expenses..........................................     75,000
Blue Sky fees and expenses.......................................     12,000
Fees of rating agencies..........................................     25,000
Miscellaneous....................................................      8,517
                                                                   ---------
    Total........................................................  $ 325,000
                                                                   ---------
                                                                   ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law confers broad powers upon corporations incorporated in that State with respect to indemnification of any person against liabilities incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other business entity. The provisions of
Section 145 are not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

    The Certificate of Incorporation of the Company contains a provision that eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law.

    There is in effect for the Company a dual phase insurance policy providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by the Company, against loss (including expenses incurred in the defense of actions, suits or proceedings in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as directors and officers of the Company. The policy also reimburses the Company for liability incurred in the indemnification of its directors and officers.

    There is also in effect a Bylaw provision entitling officers and directors to be indemnified by the Company against costs or expenses, attorneys' fees, judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with any action, suit or proceeding, including actions brought by or in the right of the Company, to which such persons are made or threatened to be made a party, by reason of their being a director or officer. Such right, however, may be made only as authorized by (i) a majority vote of a quorum of disinterested directors, or (ii) if such quorum is not obtainable or, if obtainable, a majority thereof so directs, by independent legal counsel, or
(iii) by the stockholders of the Company, upon a determination that the person seeking indemnification acted in good faith and in the manner that he reasonably believed to be in or not opposed to the Company's best interest, or, if the action is criminal in such person, upon a determination that the person seeking indemnification had no reasonable cause to believe that such person's conduct was unlawful. This provision also requires the Company, upon authorization by the Board of Directors, to advance costs and expenses, including attorneys' fees, reasonably incurred in defending such actions; provided, that any person seeking such an advance first provide the Company with an undertaking to repay any amount as to which it may be determined such person is not entitled.

    Pursuant to the Limited Partnership Agreement, to the fullest extent permitted by applicable law, UtiliCorp Capital shall indemnify and hold harmless the General Partner or any Special Representative, any affiliate of the General Partner or any Special Representative or any officers, directors, shareholders, partners, employees, representatives or agents of the General Partner or any Special Representative, or any employee or agent of UtiliCorp Capital or its affiliates (each, an "Indemnified Person") from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of UtiliCorp Capital and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by the Limited Partnership Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any such indemnity shall be provided out of and to the extent of UtiliCorp Capital's assets only, and no General Partner or limited partner (collectively, "Partners"), any affiliate of a Partner or any officers, directors, shareholders, partners, employees, representatives or agents of a Partner or its respective affiliates, or any employee or agent of UtiliCorp Capital or its affiliates or any Special Representative shall have any personal liability on account thereof. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by UtiliCorp Capital prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by UtiliCorp Capital of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified.

ITEM 16.  EXHIBITS.

EXHIBIT                                              DESCRIPTION
- -----     -------------------------------------------------------------------------------------------------
 1     -- Form of Underwriting Agreement.
 4(a)  -- Form of Indenture between UtiliCorp and UMB Bank, N.A., as Trustee.
 4(b)  -- Form of First Supplemental Indenture to Indenture.
 4(c)  -- Certificate of Limited Partnership of UtiliCorp Capital.
 4(d)  -- Form   of   Amended   and    Restated   Agreement   of    Limited   Partnership   of    UtiliCorp
          Capital.
 4(e)  -- Form of Action of General Partner of UtiliCorp Capital.
 4(f)  -- Form of Preferred Security (included in Exhibit 4(d) above).
 4(g)  -- Form of Guarantee Agreement with respect to Preferred Securities.
 5(a)  -- Opinion of Blackwell Sanders Matheny Weary & Lombardi L.C.
 5(b)  -- Opinion of Richards, Layton & Finger, P.A.
 8     -- Opinion of Blackwell Sanders Matheny Weary & Lombardi L.C.
12     -- Computations  of  consolidated ratio  of  earnings to  fixed  charges and  consolidated  ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements.
23(a)  -- Consent of Arthur Andersen LLP.
23(b)  -- Consent of Blackwell Sanders Matheny Weary & L.C. (included in Exhibit 5(a) above).
23(c)  -- Consent of Blackwell Sanders Matheny Weary & L.C. (included in Exhibit 8 above).
23(d)  -- Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5(b) above).
24     -- Powers of Attorney executed by  certain officers and the Board  of Directors of UtiliCorp  United
          Inc.
25     -- Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of UMB Bank, N.A., as
          Trustee under the Indenture.

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by UtiliCorp pursuant to Section 13 or
    Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

    (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of UtiliCorp's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrants pursuant to the provision described under Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to requirements of the Securities Act of 1933, UtiliCorp Capital L.P. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 11th day of May, 1995.

                                          UTILICORP CAPITAL L.P.

                                          By: UtiliCorp United Inc.,
                                             General Partner

                                          By:          /S/ DALE J. WOLF

                                             -----------------------------------
                                                        Dale J. Wolf
                                             VICE PRESIDENT, FINANCE, TREASURER
                                                   AND CORPORATE SECRETARY

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, UtiliCorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of May, 1995.

                                          UTILICORP UNITED INC.

                                          By:          /S/ DALE J. WOLF

                                             -----------------------------------
                                                        Dale J. Wolf
                                             VICE PRESIDENT, FINANCE, TREASURER
                                                   AND CORPORATE SECRETARY

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of May, 1995.

                      SIGNATURE                                                   TITLE
- ------------------------------------------------------  ---------------------------------------------------------

                RICHARD C. GREEN, JR.*                  Chairman of the Board, President and Chief Executive
     -------------------------------------------         Officer (Principal Executive Officer)
                Richard C. Green, Jr.

                   /s/ DALE J. WOLF                     Vice President, Finance, Treasurer and Corporate
     -------------------------------------------         Secretary (Principal Financial Officer)
                     Dale J. Wolf

                   JAMES S. BROOK*
     -------------------------------------------        Vice President (Principal Accounting Officer)
                    James S. Brook

                RICHARD C. GREEN, JR.*
                   ROBERT K. GREEN*
                    JOHN R. BAKER*
                   AVIS G. TUCKER*
                  ROBERT F. JACKSON*                    The Board of Directors
                   L. PATTON KLINE*
              DR. STANLEY O. IKENBERRY*
               IRVINE O. HOCKADAY, JR.*
                     HERMAN CAIN*

           *By:           /S/ DALE J. WOLF              As attorney-in-fact for the above-named officers and
          --------------------------------------         directors pursuant to powers of attorney duly executed
                       Dale J. Wolf                      by such persons

                               INDEX TO EXHIBITS

                                                                                               SEQUENTIALLY
                                                                                              NUMBERED PAGE
                                                                                                UPON WHICH
EXHIBIT                                      DESCRIPTION                                     EXHIBIT APPEARS
- -----     ---------------------------------------------------------------------------------  ----------------
 1     -- Form of Underwriting Agreement.
 4(a)  -- Form of Indenture between UtiliCorp and UMB Bank, N.A., as Trustee.
 4(b)  -- Form of First Supplemental Indenture to Indenture.
 4(c)  -- Certificate of Limited Partnership of UtiliCorp Capital.
 4(d)  -- Form of Amended and Restated Agreement of Limited Partnership of UtiliCorp
          Capital.
 4(e)  -- Form of Action of General Partner of UtiliCorp Capital.
 4(f)  -- Form of Preferred Security (included in Exhibit 4(d) above).
 4(g)  -- Form of Guarantee Agreement with respect to Preferred Securities.
 5(a)  -- Opinion of Blackwell Sanders Matheny Weary & Lombardi L.C.
 5(b)  -- Opinion of Richards, Layton & Finger, P.A.
 8     -- Opinion of Blackwell Sanders Matheny Weary & Lombardi L.C.
12     -- Computations of consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements.
23(a)  -- Consent of Arthur Andersen LLP.
23(b)  -- Consent of Blackwell Sanders Matheny Weary & L.C. (included in Exhibit 5(a)
          above).
23(c)  -- Consent of Blackwell Sanders Matheny Weary & L.C. (included in Exhibit 8 above).
23(d)  -- Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5(b) above).
24     -- Powers of Attorney executed by certain officers and the Board of Directors of
          UtiliCorp United Inc.
25     -- Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
          UMB Bank, N.A., as Trustee under the Indenture.